Exhibit 10.30.1

LEASE

THIS LEASE (the "Lease") is made and entered into as of this 27 day of September 2022 (the "Effective Date") by and between Christopher R Adams ("Landlord"), and Catheter Precision, Inc., a Delaware corporation ("Tenant").

WITNESSETH

W

ARTICLE I

REFERENCE PROVISIONS, DEMISED PREMISES, AND TERM

Section 1.1 Reference Provisions. Unless otherwise defined herein, the designated terms set forth below shall have the meanings ascribed to such terms in this Section 1.1:

(a)

Project. That certain real property located at 1670 Highway 160 West, Fort Mill, SC 29708, being known as the Fort Mill Medical Part II Horizontal Property Regime and being more particularly described in Exhibit A attached hereto, together with all improvements now or hereafter located thereon, plus such additions as Landlord may from time to time designate as comprising part of the "Project." It is understood and agreed that Landlord may increase, reduce, or change the shape, size, location, number and character of improvements comprising the Project which is shown in its currently planned form on the Site Plan.

(b)

Demised Premises. That certain space located at 1670 Highway 160 West, Suite 205, Fort Mill, SC 29708 having approximately 1,874 square feet, which square footage shall be final for all purposes hereunder. The Demised Premises is labeled "Demised Premises" on Exhibit B attached hereto. The building in which the Demised Premises are located shall be the "Building".

(c)	Term. Thirty-eight (38) months, plus the period from the Effective Date to the Rent Commencement Date.

(d)

Lease Year. The first Lease Year will commence on the Rent Commencement Date and terminate on the last day of the twelfth (12th) full calendar month thereafter. Each subsequent Lease Year will be a period of twelve (12) consecutive calendar months beginning on the first day of the thirteenth (13th) full calendar month after the Rent Commencement Date and any anniversary thereof during the Tenn.

(e)	Rent Commencement Date. December 1, 2022.

(f)	Minimum Rent. The Minimum Rent for the term hereof will be as follows:

Months 1-12: $41,228.00 per year payable in twelve (12) equal monthly installments of $3,435.67*; Months 13-24: $42,464.84 per year payable in twelve (12) equal monthly installments of $3,538.74;

Months 25-36:     $43,738.79 per year payable in twelve (12) equal monthly installments of

$3,644.90;

Months 37-38:   $3,754.25 per month.

*Notwithstanding anything herein to the contrary, Minimum Rent shall be $0.00 per month for the first two (2) months of the Tenn. Additionally, provided that Tenant paints the Demised Premises prior to the Rent Commencement Date pursuant to a contractor estimate approved in advance by Landlord, then Tenant shall receive up to a $2,500.00 credit towards its first month of Minimum Rent.

(g)	Option Rent. The Option Rent will be as follows:

Option Year 1: The greater of (i) one hundred three percent (103%) of the amount of Minimum Rent due and owing for the immediately  preceding Lease Year,  or (ii) the then-fair market rental rate of the Demised Premises, as determined by Landlord in its commercially reasonable discretion, payable in twelve (12) equal monthly  installments.

Option Years 2-3: One hundred three percent (103%) of the amount of Minimum Rent due and owing for the immediately preceding Lease Year, payable in twelve (12) equal monthly installments.

Option Year 4: The greater of (i) one hundred three percent (103%) of the amount of Minimum Rent due and owing for the immediately preceding Lease Year, or (ii) the then-fair market rental rate of the Demised Premises, as determined by Landlord in its commercially reasonable discretion, payable in twelve (12) equal monthly  installments.

Option Years 5-6: One hundred three percent (103%) of the amount of Minimum Rent due and owing for the immediately preceding Lease Year, payable in twelve (12) equal monthly installments.

(h)	Percentage Rent. Intentionally deleted.

(i)	Tenant's Share a/ Real Estate Taxes. As specified in Section 2.7.

(j)	Tenant's Share of Common Area Costs. As specified in Section 2.7.

(k)	Tenant's Share of Insurance Premiums. As specified in Section 2.7.

(l)

Permitted Use. Tenant's use of the Demised Premises only as an office, and for no other operations or purpose unless expressly permitted in writing by Landlord. Tenant hereby agrees that Tenant's use and operation of the Demised Premises will be limited to the specific Permitted Use described in this Section

1.l (l), and Tenant will in no event use or operate the Demised Premises in a manner which will violate any exclusive uses granted to other tenants in the Project or the restrictions contained in the Declaration (as defined herein) or otherwise in effect with respect to the Project, any of which are now, or may be in the future, recorded in the Clerk of Court of York County, South Carolina.

(m)

Common Areas. All areas and facilities in the Project designated for the general and common use of all occupants of the Project, including Tenant, its officers, agents, employees, and customers. Common Areas will include, without limitation, to the extent provided for the general and common use of all occupants of the Project, the parking areas, landscaped areas, sidewalks, roadways, loading platforms, restrooms, ramps, signs (other than individual store signs), canopies, awnings and other non-structural attachments to the Project buildings. Landlord and/or the Association shall have the right to do the following, as either shall see fit: (i) to modify easements relating to the Common Areas; (ii) to close portions of such Common Areas; or (iii) to alter, relocate or reconfigure the Common Areas.

(n)

Security Deposit. Upon the execution of this Lease, Tenant shall provide Landlord $3,435.67 in certified funds, which shall be repaid without interest to Tenant after the expiration or earlier termination of this Lease, provided Tenant complies with all the terms of this Lease, and otherwise to be applied as provided in Sections 10.2 and 11.3.

(o)	Addresses for Notices and Rent.

TO LANDLORD:	Christopher B. Adams
33021 Christina Drive Dana Point, CA 92629

TO TENANT:	Catheter Precision, Inc. 1670 Highway 160 West Suite 205 Fort Mill, SC 29708

(p)	Association. The Fort Mill Professional Park Building 200 Business Condominium Association, Inc.

(q)	Exhibits. The Exhibits attached to this Lease are hereby incorporated in this Lease.

Section 1.2. Granting of the Demised Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Demised Premises, subject to all the terms, conditions, and provisions set forth in this Lease. Provided Tenant is not in default under this Lease and subject to the Declaration, Tenant will be entitled to use the Common Areas in common with Landlord and the other tenants of the Project throughout the Term of the Lease in accordance with the Permitted Use. It is expressly understood and agreed that nothing contained in this Lease will be construed as a grant or rental of or a conveyance of: (i) any rights in the roof or exterior of the building or buildings of which the Demised Premises constitute a part; (ii) the air space (occupied or not) above a horizontal elevation plane coterminous with the bottom edge of the structural steel framework supporting the roof of the Demised Premises; (iii) the air space (occupied or not) below a horizontal elevation plane coterminous with the finished floor level of the Demised Premises; (iv) the Common Areas (except as specifically provided in this Lease); or (v) the land upon which the Demised Premises are located. Landlord shall at all times have the right to determine the nature and extent of the Common Areas, and to make such changes thereto as it shall elect, including, without limitation, the location and relocation of driveways, entrances, exits and automobile parking spaces, the direction and flow of traffic, and the designation of prohibited areas, landscaped areas and utilities. Landlord and Association shall at all times have the sole and exclusive control of the Common Areas, including, without limitation, the right to lease space within the Common Areas to tenants for the sale of merchandise and/or services and the right to permit advertising displays, educational displays and entertainment in the Common Areas, including kiosks, carts and other temporary or permanent stands. Landlord also shall have the right at any time and from time to time to exclude and restrain any person from the use or occupancy thereof. It shall be the duty of Tenant to keep all of the Common Areas free and clear of any obstructions created or permitted by Tenant or resulting from Tenant's operation.

Section 1.3. Term.

(a)	The Term of this Lease will begin as of the date of this Lease and will end at midnight on the last day of the thirty-eighth (38th) month after the Rent Commencement Date.

(b)

At the end of the Term of this Lease, Tenant is hereby granted two (2) options to extend the Term of this Lease for three (3) Lease Years each, provided Tenant is not in default under this Lease and provided that Tenant has given written notice to Landlord of its exercise of such option at least one hundred eighty

(180) days prior to the expiration of the then-current Term. If Tenant properly exercises such option, all terms and conditions of this Lease will continue in full force and effect, including, without limitation, Minimum Rent at the rate per annum specified in Section 1.1(g). All references to the "Term " of this Lease will, unless the context clearly indicates a different meaning, be deemed to constitute a reference to any properly exercised extensions of the Term.

Section 1.4. Acceptance of Demised Premises. By opening for business, Tenant will be deemed to have acknowledged that the Demised Premises are in the condition called for hereunder and to have agreed that as of that date all of the construction obligations imposed upon Landlord pursuant to Article III have been fully performed, unless Landlord is given written notice by the Tenant for any outstanding items prior to Tenant opening for business.

Section 1.5. Quiet Enjoyment. Tenant, upon paying the rents reserved in this Lease and performing and observing all other terms, covenants and conditions of this Lease on Tenant's part to be performed and observed, and complying with the Permitted Use and all other restrictions, recorded or unrecorded, now or hereafter affecting the Project, will peaceably and quietly have, hold and enjoy the Demised Premises during the Term, subject, nevertheless, to the terms of this Lease and to any mortgages, ground or underlying leases, agreements and encumbrances to which this Lease is or may be subordinated.

Section 1.6. Intentionally Deleted.

Section 1.7. Due Upon Execution. Upon the execution of this Lease, Tenant shall pay to Landlord an amount equal to (i) the first month's :Minimum Rent (as set forth in Section 2.1), (ii) the first month's Additional Rent (as set forth in Section 2.7), and (iii) the Security Deposit (as set forth in Section 11.3). Such first month's Minimum Rent and Additional Rent shall be applied as of the Rent Commencement Date, and the Security Deposit shall be held and applied in accordance with the terms of Sections 10.2 and 11.3.

ARTICLE II

RENT AND OTHER CHARGES

Section 2.1. Minimum Rent. Tenant will pay to Landlord without previous demand therefor and without any setoff or deduction whatsoever, except as expressly provided in this Lease, the Minimum Rent provided in Section 1.1(f) or 1.1(g), as applicable, payable in equal monthly installments, in advance, on, or before the first day of each and every calendar month throughout the Term. The :Minimum Rent will commence to accrue on the Rent Commencement Date. The first payment of :Minimum Rent will be due on the first day of the first calendar month following the Rent Commencement Date (unless the Rent Commencement Date is on the first day of a month, in which event, :Minimum Rent will be due on that date), and on that date Tenant will pay to Landlord the Minimum Rent set forth in Section 1.1(f) for the month beginning on that date plus a proportionate amount of :Minimum Rent (based on a thirty (30) day month) for the period, if any, beginning on the Rent Commencement Date and ending on the day preceding the first payment date.

Section 2.2. Intentionally deleted.
Section 2.3. Intentionally deleted.
Section 2.4. Intentionally deleted.
Section 2.5. Intentionally deleted.

Section 2.6. Taxes. Commencing on the Rent Commencement Date and continuing throughout the Term, Tenant will pay promptly when due all taxes imposed upon Tenant's rent and business operation and upon all personal property of Tenant.

Section 2.7. Additional Rent. Commencing on the Rent Commencement Date, Tenant will pay Landlord, in equal monthly installments on or before the first day of each calendar month, as a partial payment to be applied against its annual share of the items set forth below in subsections (a)(c) (collectively, the "TICAM Expenses"), an amount per annum equal to Three and 761100 Dollars ($3.76) per square foot of Floor Area in the Demised Premises; provided, however, such amount shall be adjusted annually by Landlord in accordance with Landlord's budget for Common Area Costs for the upcoming fiscal year. Within ninety (90) days after the end of each fiscal year of Landlord, Landlord will furnish to Tenant a statement (the "Statement") showing in reasonable detail the amount of Landlord's actual costs and expenses incurred with respect to the items set forth in this Section 2.7 for the preceding period, and any necessary adjustments will thereupon be made. In addition, the Statement shall contain a notice from Landlord of the monthly payments to be made by Tenant for the ensuing year based on Landlord's budget for Common Area Costs. If the aggregate of Tenant's monthly installments paid to Landlord pursuant to this Section 2.7 during the previous fiscal year of Landlord are less than the amount due from Tenant as shown on the Statement, the deficiency will be paid to Landlord within ten (10) days after demand by Landlord therefor. If the aggregate amounts paid during the preceding year by Tenant pursuant to this Section 2.7 are greater than the amount due from Tenant as shown on the Statement, the excess will be credited against payments thereafter coming due under this Section 2.7. Changes in applicable Floor Areas will result in corresponding pro rata adjustments. Notwithstanding anything herein to the contrary, Tenant's annual share of the Controllable Expenses during any Lease Year shall not exceed the Cap Amount. For purpose of this Lease, the term "Cap Amount" means (i) with respect to the First Lease Year, an amount equal to Three and 76/100 Dollars ($3.76) per square foot of Floor Area in the Demised Premises, and (ii) with respect to all subsequent Lease Years, the Cap Amount for the preceding calendar year multiplied by 1.05 (i.e., the Cap Amount shall be computed on a cumulative and compounding basis). Furthermore, the term "Controllable Expenses" means all TICAM Expenses exclusive of charges for security, utilities, insurance, compliance with applicable laws going into effect following the Rent Commencement Date, taxes and assessments, management fees which are computed based on rentals, snow and ice removal, and any other charges beyond Landlord's reasonable control.

(a)

Real Estate Taxes. Commencing on the Rent Commencement Date and continuing throughout the Term, Tenant will pay to Landlord, as Additional Rent without deduction or setoff, Tenant's Share of "Real Estate Taxes" (as hereinafter defined) as specified in this Section 2.7(a). Tenant's Share of Real Estate Taxes will be computed by multiplying the total amount of the Real Estate Taxes by a fraction, the numerator of which will be the number of square feet of Floor Area, and the denominator of which will be the total number of square feet of leasable building space that has been constructed in the Project. Landlord will furnish Tenant copies of all tax bills affecting Tenant's Share of Real Estate Taxes and a statement of the calculation of same upon demand.

For purposes of this Section 2.7(a), the phrase "Real Estate Taxes" will mean and include any and all governmental imposts, levies, fees, charges, taxes or assessments of every kind and nature whatsoever which during the Term are levied, assessed, become due and payable or are imposed against the Project or any portion thereof or against Landlord by reason of its ownership and operation of the Project and its receipt of rents therefrom, extraordinary as well as ordinary, foreseen and unforeseen, including, without limitation, ad valorem taxes, rent taxes, water and sewer rents, all other governmental exactions arising in connection with the use, occupancy or possession of, or growing due and payable out of or for the Project or any part thereof and any and all expenses directly incurred by Landlord or any other person or consultant in contesting the validity of, in seeking a reduction in, or in seeking to prevent an increase in any such tax(es); provided, however, that the phrase "Real Estate Taxes" will not be deemed to include any inheritance, estate, succession, transfer, gift, franchise, corporation, general income or profit tax or capital levy or special assessment against the Project for permanent public improvements.

(b)

Common Area Costs. Commencing on the Rent Commencement Date and continuing throughout the Term, Tenant will pay to Landlord, as Additional Rent, without deduction or setoff, Tenant's Share of "Common Area Costs" (as hereinafter defined) as specified in this Section 2.7(b). Tenant's Share of Common Area Costs will be computed by determining Landlord's actual annual Common Area Costs and the result thereof will be multiplied by a fraction, the numerator of which is the Floor Area of the Demised Premises and the denominator of which is the total number of square feet of leasable building space that has been constructed in the Project.

For the purposes of this Section 2.7(b), the phrase "Common Area Costs" will mean and include all of Landlord's costs and expenses of operating, managing and maintaining any portion(s) of the Project which it owns and/or any other expenses and/or assessments attributable to the Demised Premises pursuant to the Declaration, and will be deemed to include, without limitation, landscaping; sanitary and pest control; storm water and/or sanitary sewer system (including any detention ponds, pipes, basins and other similar devices) usage, maintenance and repair charges; Common Area refuse removal containers; cleaning (including the periodic cleaning of building facades); utilities; snow and ice removal; resurfacing, restriping and repair of all parking areas; painting; fire protection; traffic control; non structural repairs (provided that roof repairs will be included as a Common Area Cost); policing and security services; holiday and seasonal decorations; Common Area furniture and/or fixtures; and Landlord's overhead expenses for administering any of the foregoing in an amount equal to ten percent (10%) of the total of all such costs.

(c)

Insurance Premiums. Commencing on the Rent Commencement Date and continuing throughout the Term, Tenant will pay to Landlord as Additional Rent, without deduction or setoff, Tenant's Share of "Insurance Premiums" (as hereinafter defined) as specified in this Section 2.7(c). Tenant's Share of Insurance Premiums will be computed in the same manner as Tenant's Share of Real Estate Taxes, and will be paid by Tenant as provided in this Section 2.7. For the purposes of this Section 2.7(c), "Insurance Premiums" will mean all premiums paid by Landlord for the insurance carried by Landlord in accordance with Section 5.2.

(d)

Miscellaneous. All payments to be made by Tenant pursuant to sections (a)-(c) above will be deemed Additional Rent, whether or not designated as such, and Landlord will have the same rights and remedies upon Tenant's failure to pay Additional Rent as for the nonpayment of Minimum Rent. Landlord, at its election, will have the right (but not the obligation) to pay for or perform any act which requires the expenditure of any sum of money by reason of the failure or the neglect of Tenant to perform any of the provisions of this Lease within the applicable grace period, if any, provided in this Lease, and if Landlord does so, Tenant agrees to reimburse and pay Landlord, upon demand, such sum, which will also be deemed Additional Rent, plus interest in accordance with Section 11.11. If any estimates for payments to be made by Tenant to Landlord (other than Minimum  Rent) become insufficient to cover the actual expenses advanced by Landlord on Tenant's behalf, then Landlord has the right, after giving adequate notice to Tenant, to make a reasonable adjustment in such charges. The adjustment will become effective immediately.

Section 2.8. Utility Charges. Tenant will pay promptly when due all water service and supply fees, rates and charges, all sewer service and supply fees, rates and charges, and all charges for electricity, gas, heat, steam, hot and/or chilled water, air conditioning, ventilating, lighting systems, telephone, cable television, internet, and other utilities supplied to the Demised Premises, and any sewer or water fees, assessments, capacity charges, tap fees, meter deposits or fees, and hookup charges for the Demised Premises. If any such utilities or charges are not separately metered or assessed or are only partially separately metered or assessed and are used in common with other tenants in the Project, Tenant will pay to Landlord, in addition to Tenant's payments of the separately metered charges, a proportionate share of such charges for utilities used in common based on the number of square feet of Floor Area of the Demised Premises as a percent of the total floor area of constructed building space leased to each tenant using such common facilities.

ARTICLE III

CONSTRUCTION/DELIVERY OF DEMISED PREMISES

Section 3.1. Delivery of Demised Premises. Landlord will deliver the Demised Premises to Tenant on or before October 1, 2022 in its "AS IS, WHERE IS" condition, provided, however, Landlord shall ensure that all existing electrical systems, plumbing systems, and HVAC systems serving the Demises Premises are in good working condition.

ARTICLE IV

USE OF DEMISED PREMISES

Section 4.1. Use of Demised Premises. Subject to and in accordance with all rules, regulations, laws, ordinances, statutes and requirements of all governmental authorities, the Fire Insurance Rating Organization, the Board of Fire Insurance Underwriters and Landlord's insurance carrier, Tenant will operate the Demised Premises solely under Tenant's Trade Name specified in Section 1.l(p) and use the Demised Premises only for the Permitted Use specified in Section 1.1(l).

During the Term, Tenant will keep the Demised Premises open for business during the hours specified in Section 4.2(a) and will actively and diligently operate its business therein in a high-grade and reputable manner.

Section 4.2. Additional Covenants of Tenant. Tenant's use of the Demised Premises and the Common Areas will be subject at all times during the Term to reasonable rules and regulations adopted by Landlord and/or Association (and not in conflict with any of the express provisions of this Lease) governing the use of the parking areas, walks, driveways, passageways, signs, exteriors of buildings, lighting and other matters affecting other tenants in, and the general management and appearance of, the Project. Tenant agrees to comply with all such rules and regulations upon notice to Tenant from Landlord.  Tenant expressly agrees as follows:

(a)	Intentionally Deleted.

(b)

All garbage and refuse will be kept inside the Demised Premises in the kind of container specified by Landlord, and will be placed outside of the Demised Premises prepared for collection in the manner and at the times and places specified by Landlord. If Landlord will provide or designate a service for picking up refuse and garbage, Tenant will use same at Tenant's cost, which may at Landlord's option become a part of the Common Area Costs. Tenant will pay the cost of removal of any of Tenant's refuse and garbage and maintain all loading areas in a clean manner satisfactory to the Landlord.

(c)	Tenant shall not make any modifications or improvements to the Demised Premises involving penetration of the roof without Landlord's prior written consent. For any such permitted modifications,

(1)Tenant must use Landlord's roofing contractor for all work involving penetration of the roof, (2) Tenant shall undertake no action that would invalidate Landlord's roof warranty, (3) traffic on the roof shall be limited to walkboards in those areas where walkboards are provided by Landlord, and (4) no equipment, tools, waste materials or other trash or debris shall be deposited or left on the roof in connection with the maintenance or servicing of any of Tenant's equipment. Tenant shall be responsible for any damages to the roof caused by Tenant's failure or the failure of any of its employees, servicemen, agents or contractors to observe and apply the above provisions.

(d)

No radio or television antenna or other device will be erected on the roof or exterior walls of the Demised Premises or the Building without first obtaining in each instance the Landlord's consent in writing. Any antenna or device installed without such written consent will be subject to removal at Tenant's expense without notice at any time.

(e)

No loud speakers, televisions, phonographs, radios, tape players or other devices will be used in a manner to be heard or seen outside of the Demised Premises without the prior written consent of Landlord.

(f)

The plumbing facilities will not be used for any other purpose than that for which they are constructed; no foreign substance of any kind will be thrown therein, and the expense of any breakage, stoppage, or damage resulting from a violation of this provision will be borne by Tenant.

(g)

Tenant, at its expense, will contract for termite and pest extermination services covering the Demised Premises, to be rendered not less frequently than semiannually, and will deliver to Landlord certificates evidencing such services, without the prior request of Landlord.

(h)	Tenant will not bum any trash or garbage of any kind in the Project.

(i)	Tenant will keep any display windows or signs in or on the Demised Premises well lighted during the hours and days specified in Section 4.2(a).

(j)	Tenant will keep and maintain the Demised Premises (including, without limitation, exterior and interior portions of all windows, doors, and all other glass) in a neat and clean condition.

(k)	Tenant, at its expense, will participate in any reasonable window-cleaning program that may be established by Landlord for all or substantially all other stores in the Project.

(1)

Tenant will take no action which would violate Landlord's labor contracts, if any, affecting the Project, nor create any work stoppage, picketing, labor disruption or dispute, or any interference with the business of Landlord or any other tenant or occupant in the Project or with the rights and privileges of any customer or other person(s) lawfully in and upon said Project, nor will Tenant cause any impairment or reduction of the good will of the Project.

(m)	Tenant will pay before delinquency all license or permit fees and charges of a similar nature for the conduct of any business in the Demised Premises.

(n)	Tenant will use the Project name and logo, as same may be changed from time to time, in referring to the location of the Demised Premises in all newspaper, radio, and television and other advertising.

(o)	Tenant will store and/or stock in the Demised Premises only such merchandise as Tenant is permitted to offer for sale in the Demised Premises pursuant to this Lease.

(p)

Tenant will not use the word "Outlet," "Discount," "Factory" or "Warehouse" in any canopy or storefront signage visible from the exterior of the Demised Premises or in the advertising of the business permitted to be operated in the Demised Premises, as such designation would conflict with the overall character, design, and motif of the Project. Tenant will not conduct or permit any fire, bankruptcy, auction, or "going out of business" sale (whether real or fictitious) in the Demised Premises without the prior written consent of Landlord, or utilize any unethical method of business operation.

(q)	Tenant will not perform or permit any act nor carry on or permit any practice that may damage, mark, or deface the Demised Premises or any other part of the Project.

(r)

Tenant will not use any forklift truck, tow truck or any other powered machine for handling freight in the Project except in those manners and in those areas in the Project as may be approved by Landlord in writing.

(s)

Tenant will not place a load on any floor in the Demised Premises or in the Project exceeding the floor load which such floor was designed to carry, nor will Tenant install, operate or maintain in the Demised Premises any heavy item or equipment except in such manner as to achieve a proper distribution of weight.

(t)

Tenant will not install, operate, or maintain in the Demised Premises or in any other area of the Project any electrical equipment which does not bear underwriter's approval, or which would overload the electrical system or any part thereof beyond its capacity for proper and safe operation as determined by Landlord. Further, Tenant will not operate any video games (or other electrical games) within the Demised Premises without the prior written consent of Landlord.

(u)

Tenant will not suffer, allow or permit any vibration, noise, light, odor or other effect to emanate from the Demised Premises, or from any machine or other installation therein, or otherwise suffer, allow or permit the same to constitute a nuisance or otherwise interfere with the safety, comfort and convenience of Landlord or any of the other occupants of the Project or their customers, agents or invitees.

(v)

Tenant will not use or occupy the Demised Premises in any manner or for any purpose that would injure the reputation or impair the present or future value of the Demised Premises, the Project, or the neighborhood in which the Project is located.

(w)

Tenant will not store, display, sell, or distribute any alcoholic beverages, pornographic materials, or any dangerous materials (including, without limitation, fireworks) unless specifically permitted in this Lease to do so.

(x)

If during the Term Landlord determines in its sole discretion that noxious and nauseating odors are invading adjacent premises and offending neighboring tenants, Landlord shall consider Tenant to be in default of this Lease. If Tenant does not cure such default within fifteen (15) days after notification from Landlord, Landlord shall have the right to terminate this Lease.

(y)	Tenant shall at no time place a cooler, refrigerator or freezer container outside the Leased Premises without Landlord's express written permission.

(z)	Intentionally deleted.

(aa)	Tenant shall give to Landlord prompt written notice of any accident, fire or damage occurring on or to the Demised Premises and the Common Area.

(bb)

Tenant shall load and unload goods only at such times, in such areas and through such entrances as may be designated for such purposes by Landlord and to prohibit all trucks and trailers which have moved upon Project property on account of Tenant's conduct of business from remaining overnight in any portion of the Project.

(cc)

Tenant shall park Tenant's vehicles and to require Tenant's employees, contractors, sub-tenants, and concessionaires to park their vehicles only in those portions of the parking area designated for that purpose by Landlord.

(dd)

Tenant shall install such fire extinguishers and other safety equipment as Landlord may require and to comply with the recommendations of Landlord's insurance carriers and their rate-making bodies. Landlord will provide fire extinguishers and safety equipment that is required by applicable prior to the Rent Commencement Date.

(ee)

Tenant shall comply with any and all reasonable rules and regulations of Landlord in connection with the Demised Premises which are in effect at the time of the execution of this Lease or which may be from time to time promulgated by Landlord in its sole discretion.

Section 4.3. Enforcement Rights of Landlord. If Tenant fails to comply with any provision of Section 4.2, and such failure continues for a period of five (5) days after written notice specifying the violation has been given by Landlord to Tenant, then in addition to any other equitable or legal remedies available to Landlord, Landlord may collect from Tenant on the first day of each calendar month, as Additional Rent, a sum equal to one-half (112) of the Minimum Rent provided in Section 1.1(f) or l.l(g), as applicable, for the period during which Tenant fails to comply with Section 4.2, adjusted on a daily basis.

Section 4.4. Signs, Awnings and Canopies. Landlord may erect and maintain in its sole discretion such suitable signs as it may deem appropriate to advertise the Project.

Tenant will not place or permit to be placed or maintained on any door, exterior wall or window of the Demised Premises any sign, awning, or canopy or advertising matter or other thing of any kind, and will not place or maintain any decoration, lettering or advertising matter on the glass of any window or door of the Demised Premises nor place any structure, sign, obstruction or advertising device upon the Common Areas without first obtaining Landlord's written consent. Tenant further agrees to maintain any such signs, awnings, canopies, decorations, lettering, advertising matter or other things as may be approved by Landlord in good condition, operating order and repair at all times. All signs of Tenant visible from the Common Areas of the Project will be in good taste and will conform to the standards of design, motif, and decor from time to time established by Landlord for the Project. If Tenant will do any of the foregoing acts in contravention of this provision, then, in addition to any other legal or equitable remedies available to Landlord, Landlord will have the right to remove such sign, awning, canopy, advertising matter or device, decoration, lettering, structure, sign obstruction, or other thing and restore the Demised Premises and/or the Common Areas to the condition thereof prior to such act, with all costs, incidental and otherwise, of such removal and restoration to be paid by Tenant to Landlord as an additional charge.

Section 4.5. Declaration; Exclusive Uses. Tenant hereby covenants and agrees that it is bound to only engage in the Permitted Use and that it will at all times comply with the restricted uses imposed pursuant to any declarations, agreements and other private matters of record (collectively, the "Declaration") as such Declaration may from time to time be altered, changed, amended and/or modified and recorded or re-recorded by Landlord, in Landlord's sole and absolute discretion. For avoidance of any doubt, the Declaration includes that certain Master Deed recorded in Book 2249 at Page 198 in the York County Clerk of Court, as amended by that certain First Amendment to Master Deed recorded in Book 6030 at Page 98 in the York County Clerk of Court.

Section 4.6. Hazardous Materials.

(a)

In General. During the Term , Tenant will not, and will not allow any other party to, use, generate, produce, transport, treat, bring upon, store, dispose of, or permit the escape or release in, on, under, about or from the Demised Premises, the Building or the Project: (i) any hazardous wastes, hazardous substances, hazardous materials, toxic substances, hazardous air pollutants or toxic pollutants, as those terms are used in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act and the Clean Water Act, or any amendments thereto, or any regulations promulgated thereunder; (ii) any "PCBs" or "PCB items" (as defined in 40 C.F.R., Section 761.3); or (iii) any "asbestos" (as defined in 40 C.F.R., Section 763.63) (collectively, "Hazardous Materials").

(b)

Indemnity. Tenant shall indemnify, protect, defend and hold Landlord (and its members, partners, joint venturers, shareholders, affiliates and property managers, and their respective managers, officers, directors, employees and agents) and Landlord's mortgagee harm less from and against any and all claims, liability, cost, damage or expense (including, without limitation, reasonable attorney's fees and expenses, court costs and costs incurred in the investigation, settlement and defense of claims) arising out of, in connection with, or directly or indirectly arising out of the use, generation, manufacture, production, storage, treatment, release, disposal or transportation of Hazardous :Materials by Tenant, or any successor, assignee or sublessee of Tenant, or their respective agents, contractors, employees, licensees, or invitees, on, under, about or from the Demised Premises, the Building or the Project, including, but not limited to, all foreseeable and unforeseeable costs, expenses and liabilities related to any testing, repair, cleanup, removal costs, detoxification or decontamination and the preparation and implementation of any closure, remedial action, site assessment reports or other required plans in connection therewith deemed required, necessary or advisable by Landlord or any governmental authority, and any foreseeable or unforeseeable consequential damages. Any defense of Landlord pursuant to any indemnified matter shall be by counsel reasonably acceptable to Landlord. Neither the consent by Landlord to the use, generation, storage, release, disposal or transportation of Hazardous Materials, nor Tenant's strict compliance with all laws related to Hazardous Materials shall excuse Tenant from Tenant's indemnification obligations under this Section 4.6(b). The foregoing indemnity shall be in addition to and not a limitation of the other indemnification provisions of this Lease. Tenant's obligations under this Section 4.6(b) shall survive the expiration or earlier termination of this Lease.

(c)

Reporting. Tenant shall notify Landlord in writing immediately after any of the following: (i) Tenant has knowledge, or has reasonable cause to believe, that any Hazardous Materials have been released, discharged or located on, under or about the Demised Premises, the Building or the Project, whether or not the same is in quantities that would otherwise be reportable to a public agency, (ii) Tenant receives any warning, notice of inspection, notice of violation or alleged violation, or Tenant receives notice or knowledge of any proceeding, investigation, order or enforcement action, under any law relating to Hazardous Materials concerning the Demised Premises, the Building or the Project, or (iii) Tenant becomes aware of any claims made or threatened by any third party concerning the Demised Premises, the Building or the Project respecting Hazardous Materials.

(d)

Confirmation of Tenant's Knowledge. Upon request from Landlord or Landlord's mortgagee at any time, Tenant shall promptly execute all affidavits, representations , and any other similar documents as Landlord or Landlord's mortgagee may request concerning Tenant's best knowledge and belief regarding the presence or absence, or the use, generation, storage, disposal or transportation of Hazardous :Materials, under, about or from the Demised Premises, the Building or the Project.

ARTICLE V

INSURANCE

Section 5.1. Insurance Required of Tenant. Tenant will obtain and maintain in full force during the Term the following insurance coverage with respect to the Demised Premises:

(a)

Comprehensive public liability insurance, with a contractual liability endorsement, covering bodily injury, death, property and other damage in the amount of at least One Million and No/100 Dollars ($1,000,000.00) per occurrence, with an aggregate limit of at least One Million and No/100 Dollars ($1,000,000.00).

(b)

Insurance against all casualties included under standard insurance industry practices within  the classification "Fire and Lightning, Extended Coverage, Vandalism and Malicious Mischief," flood insurance (if required by Landlord, any mortgagee or governmental authority) and war risk insurance (if obtainable), each in an amount adequate to cover the full replacement value of all personal property, decorations, trade fixtures, furnishings, equipment, alterations, leasehold improvements and betterments, and all other items located or placed in the Demised Premises by Tenant.

(c)

Boiler or machinery insurance covering all pressure vessels, boilers, air conditioning equipment, or similar equipment, if any, in, on, adjoining, above, or beneath the Demised Premises, in the amount of at least Fifty Dollars ($50.00) per square foot of Floor Area in the Demised Premises.

(d)	Business interruption insurance covering loss of Minimum Rent and all other sums due hereunder resulting from losses covered by the policies referred to in subparagraphs (b) and (c) above.

(e)	Plate glass insurance covering the plate glass in the Demised Premises.

(f)

Workmen's compensation insurance covering all persons employed, directly or indirectly, in connection with any finish work performed by Tenant or any repair or alteration authorized by this Lease or consented to by Landlord, and all employees and agents of Tenant with respect to whom death or bodily injury claims could be asserted against Landlord or Tenant, as required by laws of the State where the Demised Premises are located or of the United States; provided, however, Landlord may, in its sole discretion, waive this requirement in the case of non-major finish work and/or non-major repairs or alterations (e.g., minor finish work not requiring a permit from any government authority).

All the insurance required by this Section 5.1, except the workmen's compensation insurance required by subparagraph (f), will be written in the name of and will insure Landlord, Greybridge Partners, LLC, any other designee(s) of Landlord, Ground Lessor, if any, and Tenant, and will be written by one or more responsible insurance companies satisfactory to Landlord and in form satisfactory to Landlord; all such insurance may be carried under a blanket policy covering the Demised Premises and any other of Tenant's stores (provided such blanket policies meet the requirements of this Section 5.1); all such insurance policies will contain endorsements that: (i) the policy may not be cancelled or amended with respect to Landlord or its designees except upon thirty (30) days prior written notice to Landlord and any such designees by the insurance company; (ii) Tenant will be solely responsible for payment of premiums and that Landlord or its designees will not be required to pay any premium for such insurance; and (iii) in the event of payment of any loss covered by such policy, Landlord or its designees will be paid first by the insurance company for Landlord's loss. All policies of insurance provided for herein shall be issued by insurance companies that have a general policyholder's rating of not less than "A" and a financial rating equivalent to a policyholder's surplus of at least One Hundred Million Dollars ($100,000,000.00), as rated in the most current available "Best's" Insurance Reports, and that have been admitted or qualified to do business in the state in which the Demised Premises are located by the insurance commission or other highest board, body or official responsible for overseeing the insurance business in such state. Tenant's general liability policy as required in Section 5. l (a) shall contain cross liability endorsements. All public liability, property damage or other casualty insurance policies shall be written as primary policies, not contributory with or secondary to coverage that Landlord may carry. The minimum limits of the comprehensive public liability policy hereinafter set forth will not limit or diminish Tenant's liability under this Lease. Tenant will deliver to Landlord at least fifteen (15) days prior to the Rent Commencement Date and thereafter at least fifteen (15) days prior to the expiration of any such policy, either a duplicate original or a certificate of insurance on all policies procured by Tenant in compliance with its obligations hereunder, together with evidence satisfactory to Landlord of the payment of the premiums therefor. All certificates of insurance delivered to Landlord shall contain an agreement by the company issuing said policy to give Landlord thirty (30) days' advance written notice of any cancellation, lapse, reduction or other adverse change respecting such insurance. If Tenant fails to obtain and provide any or all of the insurance required by this Section 5.1, then Landlord may, but will not be required to, purchase such insurance on behalf of Tenant and add the cost of such insurance as Additional Rent payable on demand.

All liability insurance policies required to be obtained and maintained by Tenant under this Lease will contain endorsements deleting from such policies the "Care, Custody and Control," the "Alterations and Extraordinary Repairs" and the "Contract Liability" exclusions and all other exclusions of sim ilar import or effect, or, in the alternative, Tenant will obtain "Fire Legal Liability" coverage in addition to the liability coverage required by Section 5.1(a).

The minimum limits of the comprehensive public liability policy of insurance required by this Section 5.1 will be subject to increase at any time, and from time to time, after the commencement of the third (3rd) Lease Year if Landlord deems it necessary for adequate protection. Within thirty (30) days after written demand there for by Landlord, Tenant will furnish Landlord with a policy meeting the new requirements.

Tenant agrees, at its own expense, to comply with all rules and regulations of the Fire Insurance Rating Organization having jurisdiction of the Demised Premises and to comply with all requirements imposed by Landlord's insurance carrier, if any. If natural gas is used in the Demised Premises, Tenant will install at its expense both manual and automatic gas cutoff devices.

Tenant shall not do or cause to be done or permit on the Demised Premises or in the Building anything deemed extra hazardous on account of fire and Tenant shall not use the Demised Premises or the Building in any manner which will cause an increase in the premium rate for any insurance in effect on the Building or a part thereof. If, because of anything done, caused to be done, permitted or omitted by Tenant or its agent(s), contractor(s), employee(s), invitee(s), licensee(s), servant(s), subcontractor(s) or subtenant(s) the premium rate for any kind of insurance in effect on the Building or any part thereof shall be raised, Tenant shall pay Landlord on demand the amount of any such increase in premium which Landlord shall pay for such insurance and if Landlord shall reasonably demand that Tenant remedy the condition which caused any such increase in an insurance premium rate, Tenant shall remedy such condition within five (5) days after receipt of such demand.

Section 5.2. Insurance Required of Landlord. Landlord will obtain and maintain in force during the Term the following insurance coverage:

(a)

Comprehensive public liability insurance, with a contractual liability endorsement, covering bodily injury, death and property damage in the amount of at least One Million and No/100 Dollars ($1,000,000.00) per occurrence, with an aggregate limit of at least One Million and Noll 00 Dollars ($1,000,000.00).

(b)	Any other insurance policies that Landlord, in its sole discretion, deems necessary or desirable with respect to the Project.

Nothing in this Section 5.2 will prevent the taking out of policies of blanket insurance which may cover real and/or personal property and improvements in addition to the Building of which the Demised Premises constitute a part; provided, however, that in all other respects each such policy will comply with the other provisions of this Section

5.2.Nothing contained herein will be deemed to require Landlord to insure those items that Tenant is required to insure pursuant to Section 5.1.

Section 5.3. Waiver of Subrogation. Landlord and Tenant will obtain from any insurer providing insurance to either Landlord or Tenant as required by this Lease, to cover the Demised Premises, the improvements therein or contents thereof, a waiver of any right of subrogation that such insurer of one party may acquire against the other by virtue of payment of any loss under such insurance. The waivers of subrogation will be effective so long as Landlord and Tenant are empowered to grant such waivers under the terms of their insurance policies without payment of any additional premium . The waivers will stand mutually terminated as of the date either Landlord or Tenant ceases to be empowered to grant same, unless the party who would be benefited by such waiver pays the extra cost for obtaining it, if it may be obtained at extra cost.

ARTICLE VI

REPAIRS AND MAINTENANCE

Section 6.1.   Repairs   by   Association. Tenant hereby acknowledges that the Association is responsible maintenance and repair of the Common Areas pursuant to the terms of the Declaration. Accordingly, Landlord  shall have no maintenance and/or repair obligations hereunder with respect to the Demised Premises.

Section 6.2. Repairs and Maintenance by Tenant. Except as otherwise set forth herein, Tenant will keep and maintain in good order, condition  and repair throughout the Term the  Demised Premises and every part thereof, including, without limitation:  fixtures and equipment located therein; the exterior and interior portions of all doors, windows and glass (including plate glass and insulated glass); electrical wiring and conduits; plumbing and sewage facilities within the Demised Premises, including free flow of sewer lines therein; the heating and air conditioning equipment exclusively serving the Demised Premises; and interior walls, floors and ceilings,  including compliance with applicable building codes relative to fire extinguishers. Any and all such repairs, alterations, replacements and modifications, ordinary and extraordinary, foreseen and unforeseen, will be at Tenant's sole cost and expense and will be made using materials and labor of kind and quality equal to the original work. All parts of the interior of the Demised Premises will be painted or otherwise decorated by the Tenant when reasonably necessary as determined by Landlord.

If (i) Tenant does not repair the Demised Premises properly as required hereunder to the reasonable satisfaction of Landlord within ten (10) days after written notice from Landlord, or (ii) Landlord, in the exercise of its sole discretion, determines that emergency repairs are necessary, or (iii) repairs or replacements to the Project or to the Demised Premises are made necessary by any negligent act or omission of Tenant, any subtenant or concessionaire of Tenant, or its and their respective agents, employees, contractors, invitees, licensees or visitors, then in any such event, Landlord may make such repairs without liability to Tenant for any loss or damage that may accrue to Tenant's merchandise, fixtures, or other property or to Tenant's business by reason thereof, and Tenant will pay to Landlord upon demand the reasonable cost of such repairs plus interest from the date of demand until the date paid at the rate specified in Section 11.11.

Before undertaking any alterations, additions, improvements or construction (including, without limitation, the initial construction of the Demised Premises) Tenant will obtain at its expense a public liability insurance policy (in addition to all other insurance required to be carried by Tenant hereunder) insuring Tenant and the Landlord and its assigns as named insureds against any liability which may arise on account of such proposed alterations, additions, improvements or construction on an occurrence basis with the minimum limits set forth in Section 5.1, and Tenant will require its contractors to obtain and maintain comprehensive public liability and damage insurance in the amounts set forth in Section 5.1 (a) and (b). The comprehensive public liability insurance will include "completed operations coverage."

All new equipment permanently installed by the Tenant in connection with the operation of the business in the Demised Premises will bear a one (1) year operational guarantee that will be provided in writing by the respective contractor prior to its installation.

Section 6.3. HVAC .tv1aintenance. During the Term and all renewals and/or extensions thereof, Tenant shall at all times be solely responsible for maintaining and servicing the air conditioning, heating and hot water systems and equipment within the Demised Premises. Within thirty (30) days of Tenant taking possession of the Demised Premises, Tenant shall, at its own cost and expense enter into a preventative maintenance/service contract with a maintenance contractor licensed in the state in which the Demised Premises are located and acceptable to Landlord, in its sole discretion, for maintenance and servicing of all hot water, heating and air conditioning systems and equipment within the Demised Premises (the "Maintenance Contract"). The .tv1aintenance Contract shall require the systems and equipment to be inspected and serviced at least two (2) times per year. The Maintenance Contract must cover all services suggested in the equipment's operation/maintenance manual. Tenant shall from time to time upon request furnish proof reasonably satisfactory to Landlord that all such systems and equipment are being serviced in accordance with the .tv1aintenance Contract. If Tenant does not provide proof of the Maintenance Contract within thirty (30) days of the date Tenant takes possession of the Demised Premises and continue to keep such .tv1aintenance Contract in existence during the Term, Landlord shall have the right, in its sole discretion, to sign an annual service agreement with a reputable HVAC maintenance contractor and to charge the Tenant back for this expense on a quarterly basis as Additional Rent. All such invoices shall be due and payable by Tenant within fifteen (15) days of receipt and shall bear interest at the rate provided in Section 11.11. Within the thirty (30) day period preceding vacation of the Demised Premises by Tenant, Tenant shall have the HVAC systems and equipment checked and serviced to ensure proper functioning and shall furnish Landlord satisfactory proof thereof upon request.

Section 6.4. Inspection. Landlord or its representatives will have the right to enter the Demised Premises during any business day during the Term, and at any time in an emergency, without liability to Landlord, its agents or employees.

Section 6.5. Obstructions. Tenant agrees to keep its loading facilities, if any, and the Common Areas immediately adjoining the Demised Premises free from trash, litter, or obstructions, and, in addition, if the Demised Premises opens onto an outside area, to keep said outside sidewalk area immediately adjoining the Demised Premises free from ice and snow.

ARTICLE VII

ADDITIONS AND ALTERATIONS

Section 7.1. By Landlord. Landlord hereby reserves the right at any time, and from time to time, provided visibility of and access to the Demised Premises are not materially and adversely affected, to make alterations or additions to the Building in which the Demised Premises are contained, and to construct other buildings adjoining the same. Landlord also reserves the right to construct other buildings or improvements in the Project, provided, however, that such constructions or additions will not unreasonably interfere with the operations of Tenant's business hereunder except when such work is necessitated by emergency or required by structural need.

If an excavation will be made upon land adjacent to the Demised Premises, Tenant will permit the person authorized to cause such excavation license to enter upon the Demised Premises for the purpose of doing such work as such person deems necessary to preserve the wall of the Building of which the Demised Premises form a part, from damage and to support the same by proper foundations, and Tenant will not be entitled to any claim for damages or indemnification against Landlord.

Section 7.2. By Tenant. Tenant will make no changes, alterations, or improvements affecting the exterior of the Demised Premises or the structure of the Building within which the Demised Premises are located. Provided that Tenant is not then in default under this Lease, Tenant may from time to time, at its own expense and upon compliance with the requirements of Section 6.2, alter, renovate or improve the interior of the Demised Premises. All such work will be performed in a good and workmanlike manner; in accordance with accepted building practices and applicable laws, including, but not limited to, building codes and zoning ordinances; and so as not to weaken or impair the strength or lessen the value of the Building in which the Demised Premises are located.

Prior to commencement of all such work, Tenant shall obtain Landlord's prior written approval of the plans and specifications therefor ("Tenant's Plans") and either (i) arrange for Landlord to perform the work on terms and conditions acceptable to Landlord and Tenant, each in its sole discretion or (ii) bid the project out to contractors approved by Landlord in writing in advance (which approval shall not be unreasonably withheld). Tenant shall provide Landlord with a copy of the information submitted to bidders at such time as the bidders receive their copy. Regardless of the contractors who perform the work pursuant to the above, Tenant shall pay Landlord on demand prior to or during the course of such construction an amount (the "Alteration Operations Fee") equal to five percent (5%) of the total cost of the work being performed (and for purposes of calculating the Alteration Operations Fee, such cost shall include architectural and engineering fees, but shall not include permit fees) as compensation to Landlord for Landlord's internal review of Tenant's Plans and general oversight of the construction (which oversight shall be solely for the benefit of Landlord and shall in no event be a substitute for Tenant's obligation to retain such project management or other services as shall be necessary to ensure that the work is performed properly and in accordance with the requirements of this Lease).  Tenant shall also reimburse Landlord for Landlord's expenses such as electrical energy consumed in connection with the work, freight elevator operation, additional cleaning expenses, additional security services, fees and charges paid to third party architects, engineers and other consultants for review of the work and the plans and specifications with respect thereto and to monitor contractor compliance with Building construction requirements, and for other miscellaneous costs incurred by Landlord as result of the work.

Default by Tenant in the payment of any sums agreed to be paid by Tenant for or in connection with any work performed pursuant to this Section 7.2 (regardless of whether such agreement is pursuant to this Section 7.2 or separate instrument) shall entitle Landlord to all the same remedies as for non-payment of Rent hereunder. Any alterations, including, without limitation, moveable partitions that are affixed to the Demised Premises (but excluding moveable, free standing partitions) and all carpeting, shall at once become part of the Building and the property of Landlord.

In no event shall any alterations or repairs made by, or on behalf of, Tenant be deemed to be performed by Tenant as an agent of Landlord. Further, nothing contained in this Lease will be deemed the consent or agreement of Landlord to subject Landlord's interest in the Demised Premises or the Project to liability under any mechanics' or other lien law as a result of work performed by, or on behalf of, Tenant. Tenant shall comply with Landlord's reasonable procedures (as such procedures may be reasonably modified by Landlord from time to time) for ensuring Tenant's timely payment of sums due to mechanics, materialmen and suppliers performing work on any alteration or repair so as to avoid any liens being filed against the Demised Premises or the Project. Tenant shall give Landlord not less than ten (10) business days prior written notice of the date the construction of any alteration is to commence. Landlord may post and record an appropriate notice of non-responsibility with respect to any alteration and Tenant shall maintain any such notices posted by Landlord in or on the Demised Premises.

Landlord's sole election any or all alterations made for or by Tenant shall be removed by Tenant from the Demised Premises at the expiration or sooner termination of this Lease and the Demised Premises shall be restored by Tenant to their condition prior to the making of the alterations, ordinary wear and tear excepted. The removal of the alterations and the restoration of the Premises shall be performed by a general contractor selected by Tenant and approved by Landlord, in which event Tenant shall pay the general contractor's fees and costs in connection with such work. Any separate work letter or other agreement which is hereafter entered into between Landlord  and Tenant pertaining to alterations shall be deemed to automatically incorporate the terms of this Lease without the necessity for further reference thereto.

ARTICLE VIII

DAMAGE, DESTRUCTION OR CONDEMNATION OF THE DEMISED PREMISES

Section 8.1. Damage or Destruction. If all or any part of the Demised Premises is damaged or destroyed by fire or other  casualty,  this Lease will continue in full force and effect, unless terminated as provided below, and Landlord will repair, restore or rebuild the Demised Premises to its condition at the time of the occurrence of the loss; provided, however, Landlord will not be obligated to commence such repair, restoration or rebuilding until insurance proceeds are received by Landlord, and Landlord's obligation to rebuild will be limited to and conditioned upon receipt of proceeds by Landlord under any insurance policy or policies, if any, which have not been required to be applied towards the reduction of any indebtedness secured by a mortgage covering the Project or any portion thereof.

Tenant agrees to notify Landlord in writing within (30) days of Tenant's opening date in the Demised Premises of the actual cost of all permanent leasehold improvements and betterments approved by Landlord and installed or to be installed by Tenant in the Demised Premises (whether those improvements have been paid for entirely or partially by Tenant), but exclusive of Tenant's personal property, movable trade fixtures and contents. Tenant will give similar notifications to Landlord not less than thirty (30) days prior to the commencement of any proposed alterations, additions, or improvements to the Demised Premises approved by Landlord subsequent to the initial construction of the Demised Premises. If Tenant fails to comply with the foregoing provisions, any loss or damage Landlord will sustain by reason thereof will be borne by Tenant and will be paid immediately by Tenant upon receipt of a bill therefor and evidence of such loss, and in addition to any other rights or remedies reserved by Landlord under this Lease, Landlord's obligations under this Article VIII to repair, replace and/or rebuild the Demised Premises will be deemed inapplicable. In lieu thereof Landlord may, at its election, either restore or require Tenant to restore the Demised Premises to the condition that existed prior to such loss, and in either case, Tenant will pay the cost of such restoration.

Notwithstanding anything to the contrary contained in this Section 8.1 or elsewhere in this Lease, Landlord, at its option, may terminate this Lease by written notice to Tenant if:

(a)

The Demised Premises or the Building in which the Demised Premises are located will be damaged or destroyed as a result of an occurrence which is not covered by Landlord's insurance or if Landlord determines it is economically infeasible to reconstruct and/or operate the Project; or

(b)	The Demised Premises will be damaged or destroyed during the last three (3) years of the Term or any renewals thereof; or

(c)

Any or all of the buildings or Common Areas of the Project are damaged (whether or not the Demised Premises are damaged) to such an extent that, in the sole judgment of Landlord, the Project cannot be operated as an economically viable unit.

If the Demised Premises are damaged or destroyed and Landlord does not elect to terminate this Lease, Landlord and Tenant will commence their respective obligations under this Article as soon as is reasonably possible and prosecute the same to completion with all due diligence. Tenant covenants and agrees to reopen for business in the Demised Premises within thirty (30) days after notice from Landlord that the Demised Premises are ready for re occupancy.

In the event of any termination of this Lease under the provisions of Section 8.1, this Lease will terminate at the end of the calendar month in which such notice of termination is given.

No damage or destruction to the Demised Premises will allow Tenant to surrender possession of the Demised Premises or affect Tenant's liability for the payment of rents or charges or any other covenant contained in this Lease, except as may be specifically provided in this Lease. Notwithstanding the foregoing, Minimum Rent will be abated proportionately to the degree to which Tenant's use of the Demised Premises is impaired during the period of any damage, repair or restoration provided for in this Article VIII; provided, however, that Minimum Rent, and other sums due hereunder will not be abated to an extent which would render Minimum Rent to be less than the monthly amount of insurance proceeds to be paid to Landlord under the business interruption policy described in Section 5.l(d); and provided further that if Landlord elects to repair any damage to the Demised Premises, any abatement of Minimum Rent will end fifteen (15) days after notice by Landlord to Tenant that the Demised Premises have been repaired. Except for the abatement of Minimum Rent provided above, Tenant will not be entitled to any compensation or damage for loss in the use of the whole or any part of the Demised Premises and/or any inconvenience or annoyance occasioned by any damage, destruction, repair or restoration.

Unless this Lease is terminated by Landlord, Tenant will repair, restore, and re-fixture all parts of the Demised Premises not insured under any insurance policies insuring Landlord in a manner and to a condition equal to that existing prior to its destruction or damage, including, without limitation, all exterior signs, trade fixtures, equipment, display cases, furniture, furnishings, and other installations of personalty of Tenant. The proceeds of all insurance carried by Tenant on its property shall be delivered to Landlord to be held in trust for the purpose of said repair and replacement. Tenant will give to Landlord prompt written notice of any damage to or destruction of a portion of the Demised Premises resulting from fire or other casualty.

Section 8.2. Condemnation. If the entire Demised Premises are taken under the power of eminent domain, this Lease will thereupon terminate as of the date possession is taken.

If more than twenty-five percent (25%) of the Demised Premises or more than forty percent (40%) of the then existing paved parking spaces of the Project or more than fifty percent (50%) of the buildings in the Project exclusive of the Demised Premises are taken, or conveyance is made in lieu thereof, either party will have the right to cancel and terminate this Lease as of the date of such taking upon giving notice to the other party of such election within thirty (30) days after the date of such taking. In the event of such cancellation, the parties will thereupon be released from any further liability under this Lease, except for obligations existing on the effective date of such termination; provided, however, that if more than forty percent (40%) of the then existing paved parking spaces will be appropriated or taken, Landlord may at its option nullify and vacate Tenant's right to cancel this Lease by giving Tenant notice within thirty (30) days after the date of such taking that it will provide substitute parking on or adjacent to the Project sufficient to cause the total number of paved parking spaces remaining after such substitution to be equal to at least seventy-five percent (75%) of the number of spaces prior to such taking, in which event the Lease will remain in full force and effect. Tenant waives any statutory rights of termination that may arise because of any partial taking of the Demised Premises or any other portion of the Project.

If a portion of the Demised Premises is taken, and if this Lease will not be terminated as provided in the preceding paragraph, then the provisions of this Lease will remain in full force and effect, except that the Minimum Rent and Additional Rent will be reduced in the same proportion that the amount of Floor Area remaining after such taking bears to the total Floor Area immediately prior to such taking, and Landlord will, upon receipt of the award in condemnation, make all necessary repairs or alterations to the building in which the Demised Premises are located so as to constitute the portion of the building not taken a complete architectural unit, but Landlord will not be required to spend for such work an amount in excess of the net amount received by Landlord as damages for the taking of the part of the building within which the Demised Premises are located. "Amount received by Landlord" will mean that part of the award in condemnation that is free and clear to Landlord of any collection by mortgagees for the value of the diminished fee. Tenant, at its own cost and expense, will restore and re-fixture such part of the Demised Premises as is not taken to as near its former condition as the circumstances will permit, including, without limitation, all exterior signs, trade fixtures, equipment, display cases, furniture, furnishings and other installations of personalty of Tenant.

All compensation awarded or paid upon such a total or partial taking of the Demised Premises or the Building within which the Demised Premises are located will belong to and be the property of Landlord without any participation by Tenant. Tenant will, however, be entitled to claim, prove and receive in such condemnation proceedings such award as may be allowed for relocation costs, fixtures and other equipment installed by it but only to the extent that the same will not reduce Landlord's award and only if such award will be in addition to the award for the land and Building (or portion thereof) containing the Demised Premises. To the extent that the Tenant has a claim in condemnation proceedings, as aforesaid, Tenant may claim from the condemning authority, but not from Landlord, such compensation as may be recoverable by Tenant.

It is mutually agreed that (i) the imposition of any restriction on the number of motor vehicles that may enter the Project by action or order of any governmental authority, quasi-governmental authority, or by any court (other than by actual exercise of the power of eminent domain such that title passes to the condemning agency) will not constitute a taking or condemnation under this Lease that would entitle Tenant to terminate the Lease, (ii) any environmental condemnation or compliance by Landlord with any order, rule or regulation of any such authority, with any such judicial decree, or any such existing or future law will not constitute a default under this Lease by Landlord so as to entitle Tenant to terminate the Lease, and this Lease will remain in full force and effect, and (iii) as between Landlord and Tenant, Landlord may, but will not be obligated to, comply with any such order, rule, regulation, judicial decree or law.

ARTICLE IX

MORTGAGE FINANCING

Section 9.1. General. If any lending institution (including a limited partnership or other entity lending funds) with which Landlord has negotiated or may negotiate interim or long-term financing for the Project, or any part thereof, will require changes in this Lease as a condition, or as one of the conditions, of its approval of this Lease for such financing, Tenant hereby agrees to execute with Landlord the amendment or amendments  to this Lease accomplishing the changes which are stated by Landlord to be needed in connection with approval of this Lease for the purposes of such financing subject to the following limitations: Tenant will not be required to agree, and Landlord will not have any right of cancellation for Tenant's refusal to agree, to any modification of the provisions of this Lease relating to the amount of :Minimum Rent reserved, the size or location of the Demised Premises, the duration or commencement date of the Term, or the value of the improvements to be made by Landlord to the Demised Premises prior to tender of possession. Tenant will, upon the request of Landlord, execute and deliver such instruments as may be required by Landlord to make this Lease either superior or subordinate to any mortgages now or hereafter placed upon Landlord's interest in the Project or the Demised Premises or future additions thereto. Upon request of any holder of a mortgage on the Project or any part thereof, Tenant will give such mortgagee copies of all notices given by Tenant to Landlord hereunder and Tenant will allow such mortgagee a reasonable length of time (in any event, not less than sixty (60) days from the date of such notice) in which to cure any default by Landlord hereunder. Any such notice will be sent to such department and address, as such mortgagee will direct Tenant in writing. As used in this Article IX, the term "mortgage" will include a deed of trust, a deed to secure debt and any other instrument used to secure debt.

Section 9.2. Subordination to Mortgage. This Lease and all of Tenant's rights hereunder are and shall be subject and subordinate to all currently existing and future mortgages affecting the Demised Premises. Within ten

(10)days after the receipt of a request from Landlord or any mortgagee, Tenant shall confirm such subordination by executing a recordable Subordination, Non-Disturbance and Attornment Agreement in the form attached hereto as Exhibit D or other form requested by Landlord's mortgagee. Tenant shall, within ten (10) days after written request therefor, execute and deliver such documents as are requested by the mortgagee to confirm such subordination, subject to the foregoing limitation. Tenant acknowledges that any mortgagee has the right to subordinate at any time its interest in this Lease and the leasehold estate to that of Tenant, without Tenant's consent.

Section 9.3. Attornment. Tenant hereby attorns to any mortgagee in possession or purchaser at a foreclosure sale or sale in lieu of foreclosure which assumes the obligations of Landlord hereunder, and agrees to execute all agreements required by any such purchaser or by Landlord in advance of any such possession or purchase affirming such attornment. Tenant shall, upon the request of Landlord or Landlord's successor, execute an attornment agreement confirming the same, in form and substance acceptable to Landlord or Landlord's successor. Such agreement shall provide, among other things, that said successor shall not be bound by (a) any prepayment of more than one (1) month's Rent (except the Security Deposit) or (b) any material amendment of this Lease made after the later of the date of this Lease or the date that such successor's lien or interest first arose, unless said successor shall have consented to such amendment.

Section 9.4. Estoppel Certificate. Within ten (10) days after request from Landlord, Tenant shall execute and deliver to Landlord a Tenant's Estoppel Certificate in the form attached hereto as Exhibit E or other form requested by Landlord's Mortgagee with appropriate facts concerning the status of this Lease and Tenant's occupancy, and with any exceptions thereto noted in writing by Tenant. Tenant's failure to execute and deliver the Estoppel Certificate within said ten (10) day period shall be deemed to make conclusive and binding upon Tenant in favor of Landlord and any potential mortgagee or transferee the statements contained in such Estoppel Certificate without exception.

ARTICLE X

DEFAULT

Section 10.1. Default By Tenant. If Tenant fails to pay any Minimum Rent or other payment when due under this Lease, and such failure to pay continues for five (5) days after written notice from Landlord of such failure, then Tenant shall be in default of this Lease (a "Monetary Default"). If after thirty (30) days after delivery by Landlord to Tenant of written notice of nonperformance, Tenant fails to perform any other of the terms of this Lease to be observed or performed by Tenant, or, if Tenant fails to cure any breaches of any of Tenant's representations or warranties contained herein, or if Tenant becomes bankrupt or insolvent, or files any debtor proceedings or files or has filed against it in any court pursuant to any statute either of the United States or of any state a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or a portion of Tenant's property, or if Tenant makes an assignment for the benefit of creditors, or petitions for or enters into an arrangement or suffers this Lease to be taken under any writ of execution or attachment, or if this Lease passes to or devolves upon, by law or otherwise, a person or entity other than Tenant, except as specifically permitted in this Lease, then in any one or more of such events Tenant shall be in default of this Lease (each a "Non-Monetary Default") (both Monetary Default and Non-Monetary Default referred to herein separately and collectively based on the context as a "Default").

Section 10.2. Landlord's Rights on Default. If Tenant does not cure its default in the manner provided in Section 10.1 or otherwise provided in this Lease, or, if Tenant is in default (regardless of whether such default is cured) more than 2 times in any 12month period during the Term, Landlord may apply the Security Deposit to Tenant's obligations under this Lease without thereby diminishing or affecting any of Tenant's obligations for the payment of Minimum Rent or other charges, and exercise any of the following rights without further notice or demand of any kind to Tenant or any other person, except as required by applicable state law:

(a)

Landlord may terminate this Lease and Tenant's right to possession of the Demised Premises and reenter the Demised Premises, take possession thereof, including all additions, alterations and improvements, and remove all persons from the Demised Premises, by any suitable action or proceeding at law, or by force or otherwise, without being liable for any prosecution therefore or damages resulting from such action, following which Tenant shall have no further claim thereon or hereunder;

(b)

Without terminating this Lease and the obligations of Tenant hereunder, Landlord may terminate Tenant's right to possession of the Premises and reenter the Demised Premises and occupy the whole or any part thereof; or

(c)	Even though Landlord may have reentered the Demised Premises without terminating this Lease, in accordance with subsection (b) above, Landlord may elect thereafter to terminate this Lease.

Should Landlord have reentered the Demised Premises under the provisions of Section 10.2(b), Landlord shall not be deemed to have terminated this Lease or to have accepted surrender of the Demised Premises by any such reentry, unless Landlord shall have notified Tenant in writing that it has so elected to terminate this Lease. Tenant further covenants that the service by Landlord of any notice pursuant to the unlawful detainer or eviction statutes of the state in which the Demised Premises are located and the surrender of possession pursuant to such notice shall not (unless Landlord elects to the contrary at the time of, or at any time subsequent to, the serving of such notice and such election is evidenced by a written notice to Tenant) be deemed to be a termination of this Lease. In the event of any reentry or taking possession of the Demised Premises as aforesaid, Landlord shall have the right, but not the obligation, to remove from the Demised Premises all or any part of the merchandise, improvements or personal property located therein and to place the same in storage at a public warehouse at the expense and risk of Tenant. Upon any such reentry, regardless of whether Landlord terminates this Lease, Landlord may, at its option, repair, alter, remodel and change the character of the Demised Premises as it may deem fit, and at any time re-let the Demised Premises or any part or parts thereof, as the agent of Tenant or otherwise. The exercise by Landlord of any right pursuant to this Section 10.2 shall not relieve Tenant from the obligation to make all payments of Minimum Rent, or other charges, and to fulfill all other covenants required by this Lease, at the time and in the manner provided in this Lease, regardless of whether this Lease has been terminated by Landlord, and Tenant, throughout the remainder of the Term hereof, will pay Landlord, no later than the last day of each month during the Term, the then current excess, if any, of amounts due from Tenant under this Lease over amounts received by Landlord from such re-letting, if any. Landlord shall use commercially reasonable efforts to re-let the Demised Premises in order to minimize Tenant's loss because of Tenant's default. If Landlord attempts to re-let the Demised Premises, Landlord will be the sole judge as to whether or not a proposed tenant is suitable and acceptable. Notwithstanding the foregoing, this Lease will not be terminated unless Landlord gives to Tenant express written notice of its exercise of its right to terminate because of a default. In the event Landlord elects to terminate this Lease, then this Lease and the Term will terminate and come to an end on the date specified in such notice of termination given by Landlord, and Tenant will quit and surrender the Demised Premises to Landlord as if the Term ended by the expiration of the time fixed herein, but Tenant will remain liable as provided in this Article X

In the event of a breach or default by Tenant of any of the covenants or provisions of this Lease, Landlord will have, in addition to any other remedies which are available to it, the right to invoke any remedy allowed at law or in equity to enforce Landlord's rights or any of them as if re-entry and other remedies were not provided in this Lease.

Section 10.3. Landlord's Damages. Should Landlord terminate this Lease or Tenant's right to possession of the Demised Premises pursuant to the provisions of Section 10.2, Landlord may immediately recover from Tenant, as damages, all of the following:

(a)	Any unpaid Rent that had been earned at the time of such termination;

(b)

All current and future monetary obligations of Tenant under this Lease (including, but not limited to, Minimum Rent and Additional Rent), said monetary obligations to be fully accelerated without any setoff or discount to net present value;

(c)

Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result from such failure, including, without limitation, any costs or expenses (including reasonable attorneys' fees) incurred by Landlord in (i) retaking possession of the Demised Premises, (ii) maintaining or preserving the Demised Premises after such default, (iii) preparing the Demised Premises for re-letting to a new tenant, including repairs or alterations to the Demised Premises for such re-letting,

(iv) re-letting the Demised Premises  (including leasing commissions) and (v) enforcing Tenant's obligations under this Lease;

(d)

The unamortized cost of the Tenant Construction Allowance paid by Landlord to Tenant (or on Tenant's behalf) in accordance with Section  3.2 above, with a straight-line amortization schedule and an amortization period equal to the Term; and

(e)	At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the state in which the Demised Premises are located.

All Additional Rent shall, for the purposes of calculating any amount due under the provisions of Section 10.3(b), be computed on the basis of the average monthly amount thereof accruing during the immediately preceding sixty (60) month period, except that, if it becomes necessary to compute such Additional Rent before the expiration of the sixty (60) month period immediately following the Rent Commencement Date, then such Additional Rent shall be computed on the basis of the average monthly amount hereof accruing during such shorter period.

Section 10.4. Non-Waiver Provisions. The failure of Landlord to insist upon strict performance of any of the terms, conditions, and covenants of this Lease will not be deemed a waiver of any rights or remedies that Landlord may have and will not be deemed a waiver of any subsequent breach or default. In particular, the receipt by Landlord of rent or other payment with knowledge of the breach of any covenant of this Lease will not be deemed a waiver of such breach, and no provision of this Lease will be deemed to have been waived by Landlord unless such waiver is in writing and signed by Landlord.

The maintenance of any action or proceeding to recover possession of the Demised Premises, or any installment or installments of Minimum Rent or any other monies that may be due or become due from Tenant to Landlord, will not preclude Landlord from thereafter instituting and maintaining subsequent actions or proceedings for the recovery of possession of the Demised Premises or of any other monies that may be due or become due from Tenant. Any entry or re-entry by Landlord will not be deemed to absolve or discharge Tenant from liability under this Lease.

Section 10.5. Force Majeure I Inability to Perform . Landlord will be excused for the period of any delay and will not be deemed in default with respect to the performance of any of the terms, covenants and conditions of this Lease when prevented from so doing by cause or causes beyond Landlord's control, which will include, without limitation, inability of Landlord to obtain any or all of its required permits, approvals, licenses, variances, financing or other matters to begin construction of the Project and/or Demised Premises, weather related delays, all labor disputes, governmental regulations or controls, fire or other casualty, inability to obtain any of the material or services, acts of God, or any other cause, not within the reasonable control of the Landlord, including acts of war, terrorism and/or bioterrorism. This Section 10.5 will not apply to or modify Tenant's obligations under this Lease to make prompt payment to Landlord of Minimum Rent and other charges due hereunder or to open for business within the time frame set forth in Article III herein. Notwithstanding any of the above, in the event Landlord determines, in its sole discretion, that acquisition and/or construction of the Project is too burdensome, financially unsuitable, or not practical, then Landlord may terminate this Lease by providing written notice to Tenant.

Section 10.6. Personal Property. In the event of Tenant's default, all of Tenant's merchandise and personal property shall remain on the Demised Premises and, continuing during the length of said default, Landlord shall have the right to take the exclusive possession of same and to use the same free of rent or charge until all defaults have been cured or, at its option, to require Tenant to remove same forthwith. In the event of any reentry or taking possession of the Demised Premises as provided in this Article 10, Landlord shall have the right, but not the obligation, to remove therefrom all or any part of the merchandise or personal property located therein and to place the same in storage at a public warehouse at the expense and risk of Tenant.

Section 10.7. Default by Landlord. Landlord will in no event be in default in the performance of any of its obligations contained in this Lease unless and until Landlord will have failed to perform such obligation within thirty

(30)days, or such additional time as is reasonably required to correct any such default, after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation. Provided further, in no event shall Landlord be liable to Tenant for any incidental or consequential damages, including but not limited to lost profits. Provided further, in the event of a successful judgment against Landlord for a default in Landlord's obligations, any monetary award in favor of Tenant shall be limited to the verifiable amount that Tenant has expended on the upfitting of the interior of the Demised Premises. Notwithstanding anything to the contrary contained in this Lease, in the event of a Landlord default for failure to deliver the Demised Premises to Tenant in accordance with Article III and/or for the failure of Landlord to acquire fee simple title to the Project, Tenant's sole remedy shall be to terminate this Lease, and Tenant shall not be entitled to seek any other remedies at law or in equity.

Section 10.8. Landlord's Exemption From Liability. Landlord shall not be liable for injury to Tenant's business or loss of income or for damage that may be sustained by the person, merchandise or personal property of Tenant, its employees, invitees, customers, agents or contractors or any other person in or about the Demised Premises, caused by or resulting from fire, steam, electricity, gas, water or rain, which may leak or flow from or into any part of the Demised Premises, or from the breakage, leakage, obstruction or other defects of any utilities servicing the Demised Premises, HVAC system or other components of the Demised Premises, the Building or the Project, except to the extent that such damage or loss is caused by Landlord's willful negligence or misconduct. Landlord shall not be liable in damages or otherwise for any discontinuance, failure or interruption of service to the Demised Premises of any utilities or the HVAC system and Tenant shall have no right to terminate this Lease or withhold Rent because of the same. Landlord shall not be liable for any damages arising from any use, act or failure to act of any other tenant or occupant, if any, of the Project.

ARTICLE XI

OTHER PROVISIONS

Section 11.1. Definition and Liability of Landlord. The term "Landlord" as used in this Lease will be limited to mean Christopher B. Adams, his successors and assigns, and in the event of any transfer or transfers of Landlord's interest (such right being expressly permitted without the need of any prior consent of Tenant) in the Building of which the Demised Premises constitute a part, then Landlord (and in the case of any subsequent transfers, the then grantor) will be automatically freed and relieved from and after the date of said transfer of all liability for the performance of any covenants, conditions and agreements on the part of Landlord under this Lease accruing after said date. Itis the intent of Landlord and Tenant that the covenants, conditions, and agreements contained in this Lease to be performed by Landlord will be binding on Landlord, its successors and assigns only during their respective periods of ownership.

Notwithstanding anything in this Lease to the contrary, Tenant agrees that it will look solely to the estate of Landlord in the land and buildings comprising the Project for the collection of any judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default or breach by Landlord with respect to any of the terms, covenants and conditions of this Lease to be observed and/or performed by Landlord, and no other property or assets of Landlord will be subject to levy, execution or other procedures for the satisfaction of Tenant's remedies.

Section 11.2. Relationship of the Parties. Nothing contained in this Lease will be deemed or construed as creating the relationship of principal and agent or a partnership or joint venture between the parties hereto, it being understood and agreed that neither the method of computing rents nor any other provision contained herein nor any acts of the parties hereto will be deemed to create any relationship between the parties other than that of Landlord and Tenant.

Section 11.3. Security Deposit. Upon execution of this Lease, Tenant shall deposit with Landlord as security for the performance by Tenant of the terms of this Lease the Security Deposit set forth in Section 1.l(n). Landlord may use, apply or retain (without liability for interest) during the Term the whole or any part of the Security Deposit to the extent required for the payment of any rents or other sums which Landlord may expend or any damage Landlord may suffer by reason of Tenant's default in respect of any of the terms of this Lease, including, but not limited to, any deficiency or damage incurred in re-letting the Demised Premises. In that event, Tenant will pay to Landlord, upon demand, the amount necessary to replenish the Security Deposit to the amount set forth in Section 1.1(n).  The covenants in this Section 11.3 are personal covenants between Landlord and Tenant and not covenants running with the land, and in no event will Landlord's mortgagee(s) or any purchaser at a foreclosure sale or a sale in lieu of foreclosure be liable to Tenant for the return of the Security Deposit.

Provided Tenant complies with all the terms of this Lease, the Security Deposit will be repaid to Tenant by Landlord at the end of the Term of this Lease or as provided in Section 1.1(n). In the event of a sale of the Project or assignment of this Lease by Landlord to any person other than a mortgagee, Landlord will have the right to transfer the Security Deposit to its vendee or assignee, subject to the provisions of this Lease, and thereupon Landlord will be released from any liability with respect to the Security Deposit.

Tenant will not assign or encumber its interest in the Security Deposit, and neither Landlord nor its successors and assigns will be bound by any attempted assignment or encumbrance. Landlord may, without obligation, invest the Security Deposit in an interest-bearing account and the interest-bearing account and the interest earned shall be for the sole account of the Landlord.

Section 11.4. Indemnity. Tenant, during the Term, and extension or renewals thereof, and any period in which Tenant occupies or uses the Demised Premises, will indemnify, defend and hold harmless Landlord, its agents, servants and employees from and against any and all claims and demands, whether for injuries to persons or loss of life, or damage to property, related to or arising in any manner whatsoever out of the use and occupancy of the Demised Premises by Tenant, or occasioned wholly or in part by any act or omission of Tenant, its agents, contractors, employees, servants, lessees, concessionaires, invitees, licensees, and customers. If Landlord will, without fault on its part, be made a party to any litigation commenced by or against Tenant, then Tenant will protect and hold Landlord harmless and will pay all costs, expenses and attorney's fees incurred or paid by Landlord in connection with such litigation. Landlord shall indemnify, defend, and hold harmless Tenant and Tenant's affiliates, parent, advisors, and their respective members, principals, beneficiaries, partners, officers, directors, shareholders, employees, agents and employees and hold them harmless from any loss, expense (including without limitation any court costs and attorneys' fees), claims or actions to the extent arising out of damage or injury caused by the gross negligence or willful misconduct of Landlord, its officers, partners, or employees.

Section 11.5. Damage to Property or Persons. With the exception of Landlord's gross negligence, Landlord will not be liable for any loss of or damage to property of Tenant or of others located in the Demised Premises or the Project, by theft or otherwise, nor for any loss or damage whatsoever to any property which Tenant could remove at the end of the Term as provided in Section 11.7; Landlord will not be liable for any injury or damage to persons or property or to the interior of the Demised Premises resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or snow or leaks from any part of the Demised Premises or from the pipes, appliances or plumbing works or from the roof, street or subsurface or from any other place or by dampness or by any other cause of whatever nature; Landlord will not be liable for any such injury or damage caused by other tenants or any person(s) either in the Demised Premises or elsewhere in the Project, or by occupants of property adjacent to the Project, or by the public, or by operations in the construction of any private, public, or quasi-public work; Landlord will not be liable for any latent defect in construction except for a period of one (1) year from the date the general contractor constructing the Project substantially completes construction of the Demised Premises (the parties agree that any liability of Landlord under the preceding clause will be limited to cost of repair only); Landlord will not be responsible for damage or loss of property of Tenant kept or stored on the Demised Premises.

Section 11.6. Assignment or Subletting. Tenant may not assign this Lease or sublet all or any part of the Demised Premises unless and until the following conditions have been satisfied: (1) Tenant is not then in default under this Lease and (2) Landlord has approved the proposed assignee or subtenant and given its consent to such assignment or sublease in writing, which consent shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, Tenant shall be permitted to sublease or assign this Lease without Landlord' s consent in connection with franchisees, intra-family, estate planning and intra-company transfers, mergers and reorganizations, public offers, leasehold mortgages, and any transfers to a parent, affiliate, or subsidiary company. Any assignment or sublease by Tenant shall be subject to all the terms and conditions of this Lease, and in no event shall any assignment or sublease of the Demised Premises release or relieve Tenant from any of its obligations under this Lease. In the event of any approved assignment or sublease, the total of Minimum Rent payable after such assignment or sublease shall be no less than the average of such Minimum Rent paid for the two (2) Lease Years prior to such event.

Any proposed assignee or subtenant of Tenant will assume Tenant's obligations under this Lease and deliver to Landlord an assumption agreement in form satisfactory to Landlord within the timeframe required by Landlord.

If Tenant is a corporation or partnership, then a transfer (other than a transfer by inheritance) of more than fifty percent (50%) of the voting stock or the partnership interests in Tenant (in one transaction or a series of transactions), or a merger, consolidation, dissolution or other reorganization of Tenant, will be deemed an assignment of this Lease for the purposes of this Section 11.6 and will be prohibited without the prior written consent of Landlord. This paragraph will not be applicable to any corporation which has all of its outstanding voting stock listed on a national securities exchange.

Any assignment or sublease purportedly consummated in violation of the provisions of this Section 11.6 shall be null and void and of no force or effect.

Section 11.7. Surrender of Premises. At the expiration or earlier termination of the Term, Tenant will surrender the Demised Premises to Landlord in as good condition as when received, or in such better condition as the Demised Premises may be put during the Term, excepting ordinary wear and tear or damage by fire and other casualty resulting in termination of this Lease. Tenant will surrender all keys for the Demised Premises to Landlord at the place then fixed for the payment of rent and will inform Landlord of all combinations on locks, safes, and vaults, if any, in the Demised Premises. Tenant's obligation to observe or perform this covenant will survive the expiration or other termination of this Lease.

Prior to the expiration or earlier termination of this Lease, Tenant will remove any and all trade fixtures, equipment and other unattached items which Tenant may have installed in the Demised Premises, including, but not limited to, counters, shelving, show cases, chairs and unattached movable machinery purchased or provided by Tenant and which are susceptible of being moved without damage to the Building of which the Demised Premises are a part. Tenant will promptly repair any damage to the Demised Premises caused by its removal of such fixtures and movables. If Tenant does not make such repairs, Tenant will be liable for and agrees to pay, as Additional Rent upon demand, Landlord's costs and expenses in making such repairs, together with a sum equal to ten percent (10%) of such costs and expenses to cover Landlord's overhead in making such repairs for Tenant. Tenant will not remove any plumbing or electrical fixtures or equipment, heating or air conditioning equipment, floor coverings (including, but not limited to, wall to wall carpeting), walls or ceilings, all of which will be deemed to constitute a part of the interest and estate of Landlord, nor will Tenant remove any fixtures or machinery that were furnished or paid for by Landlord whether initially installed or replaced. The Demised Premises will be left in a broom clean condition. If Tenant will fail to remove its trade fixtures or other property as provided in this Section 11.7, the fixtures and other property not removed by Tenant will be deemed abandoned by Tenant and at the option of Landlord will become the property of Landlord, and may be removed or placed in storage at Tenant's expense (plus ten percent (10%) as provided above), or sold or otherwise disposed of, in which event the proceeds of such sale or other disposition will belong to Landlord.

Section 11.8. Holdover by Tenant. If Tenant fails to surrender the Demised Premises upon the termination of this Lease, or the expiration of the Term, the holding over will be deemed to have created a tenancy at will, and there will be no renewal of this Lease or exercise of an option by operation of law; provided, however, any holding over by Tenant shall be on a month-to-month basis and Tenant shall be required to pay 150% of the annual 1vfinimum Rent paid during the last 12 months of the Term.

If Tenant fails to surrender the Demised Premises upon the termination of this Lease, in addition to any other liabilities to Landlord accruing from such failure, Tenant will indemnify Landlord and hold Landlord harmless from loss or liability resulting from such failure, including, without limitation, any claims made by any succeeding tenant founded on such failure.

Section 11.9. Lien of Landlord for Rents, Taxes, and Other Sums. Landlord will have and Tenant hereby grants, a security interest in any furnishings, equipment and fixtures. located on the Demised Premises. The security interest is granted for securing the payment of Minimum Rent other charges, assessments, penalties, and damages payable by Tenant under this Lease, and for securing the performance of all other obligations of Tenant under this Lease. Upon Tenant's default or breach of any covenants of this Lease, Landlord will have all remedies available under the law of the State where the Demised Premises are located, including, but not limited to, the right to take possession of the above-mentioned property and dispose of it by sale in a commercially reasonable manner. Tenant hereby agrees to sign upon request any financing statements necessary to give record notice to third parties of the security interest granted by Tenant to Landlord.

Section 11.10. Liens.

(a)

General. Tenant will discharge any lien filed against the Project, or any part thereof, for work done or materials furnished at Tenant's request with respect to the Demised Premises within ten (10) days after such lien is filed. If Tenant fails to keep this covenant, in addition to any other remedies available to Landlord under this Lease or otherwise, Landlord may at its option discharge such lien, in which event Tenant agrees to pay Landlord a sum equal to the amount of the lien thus discharged by Landlord plus all costs and expenses, including, without limitation, attorney's fees and court costs, incurred by Landlord in discharging the lien.

(b)

Contest of Lien. If Tenant desires to contest the claim of any lien, Tenant shall (i) either post a release bond issued by a responsible corporate surety as prescribed by law or furnish Landlord with adequate security for the amount of the claim plus estimated costs and interest, and (ii) promptly pay or cause to be paid any and all sums awarded to the claimant on its suit.

(c)

Landlord's Right to Cure. If Tenant fails to provide security for or satisfaction of any lien, then Landlord, in addition to any other rights or remedies it may have under this Lease or at law or in equity, may (but shall not be obligated to) discharge said lien by (i) paying the claimant an amount sufficient to settle and discharge the claim, (ii) posting a release bond, or (iii) taking such action as Landlord shall deem appropriate, and Tenant shall pay to Landlord on demand (and as Additional Rent hereunder) all costs incurred by Landlord in settling and discharging such lien (including reasonable attorneys' fees and bond premiums).

(d)

Notice of Non-Responsibility. Landlord or its representatives shall have the right to go upon and inspect the Demised Premises at all reasonable times and shall have the right to post and keep posted thereon notices of non-responsibility or such other notices that Landlord may deem to be proper for the protection of Landlord's interest in the Demised Premises. Tenant shall give Landlord at least ten (10) days advance written notice of its intention to commence any work that might result in a lien against the Demised Premises.

Section 11.11. Interest and Late Charges. If Tenant fails to pay, when due and payable, any installment of Minimum Rent or any other sum payable to Landlord under the terms of this Lease, the unpaid amount will bear interest at the greater (i) of eighteen percent (18%) per annum or (ii) the maximum interest rate permitted under applicable law, from the date due to the date of payment. In addition, if Tenant fails to pay any monthly installment of Minimum Rent by the fifth (5th) day of the month in which it is due, a late charge of fifty and no/100 dollars ($50.00) will be assessed. Notwithstanding the foregoing, in no event may any late charge and/or interest provided in this Section 11.11 exceed the maximum permitted by law or be imposed prior to the date permitted by law. Notwithstanding any other provision of this Lease, installments of rent and other amounts will not be deemed to have been paid by Tenant unless and until the payment is actually received by Landlord.

Section 11.12. Relocation. Landlord will have the right to relocate Tenant from the Demised Premises without Tenant's consent at any time during the Term of the Lease to another space (the "New Demised Premises") of similar size and configuration and improvements such as paint, flooring and plumbing within the designated area of the Project. Landlord hereby agrees to reimburse Tenant for the actual, reasonable costs incurred for the physical relocation of Tenant's business, including by way of example, relocation of furniture,  fixtures and equipment; provided, however, it is specifically acknowledged and agreed that such relocation costs shall not include lost revenues or profits.

Section 11.13. Consents. Where under the terms of this Lease, the consent or approval of Landlord will be required, such consent or approval will be granted in Landlord's sole discretion, unless otherwise expressly provided. With respect to any provision of this Lease which either expressly provides or is held to provide that Landlord will not unreasonably withhold or unreasonably delay any consent or approval, Tenant will not be entitled to make any claim for, and Tenant hereby expressly waives any claim for, damages incurred by Tenant by reason of Landlord's failure to comply with that provision, it being understood and agreed that Tenant's sole remedy for such failure will be an action or specific performance.

Section 11.14. Waiver of Rights of Redemption. Tenant expressly waives any and all rights of redemption granted by or under any present or future laws if Tenant is evicted or dispossessed for any cause or if Landlord obtains possession of the Demised Premises by reason of the violation by Tenant of any of the terms, covenants and conditions of this Lease or otherwise.

Section 11.15. Notices. Any notice or communication required or permitted under this Lease will be deemed given when delivered in person (hand delivered) or, sent by electronic delivery such as email with confirmation of receipt, or sent by prepaid registered or certified mail, return receipt requested, or sent by an overnight delivery service where a signature of receipt is required for delivery or via facsimile with confirmation of transmittal, to the respective addresses of the parties set forth in Section 1.1(o), or to such other address as either party may designate from time to time by ten (10) days' written notice to the other party.

Section 11.16. Recording and Short Form Lease. Neither party will record this Lease. However, Tenant shall have the right to record a memorandum of lease setting forth the commencement and termination dates of the Term, and incorporating such other provisions (exclusive of provisions dealing with monetary terms) as Landlord may permit Tenant to incorporate therein; provided, however, Tenant agrees to promptly subordinate the memorandum to any future financing documents or real estate transactions impacting the Project. All recording costs, fees, or charges due and payable upon the recording of such memorandum of lease (including, without limitation, all taxes due or collectable upon such recording) will be paid by the Tenant.

Section 11.17. Confidentiality. Tenant agrees that Tenant and Tenant's employees, agents, contractors and subcontractors shall keep strictly confidential and shall not disclose to any other person or entity (including but not limited to any other tenants in the Project) any of the terms of this Lease, any of the negotiations of this Lease with Landlord or any other person or entity, or the results of any audit of Landlord's books and records conducted by or on behalf of Tenant under this Lease, to any parties without Landlord's written consent except to Tenant's accountants and attorneys, who it shall comm it to keep the same confidential, or if Tenant is legally required to make such disclosure.

Section 11.18. Entire and Binding Agreement. This Lease contains all of the agreements between the parties with respect to the Lease of the Demised Premises, and it may not be modified in any manner other than by agreement in writing signed by both parties and their successors in interest. All prior conversations or writings between the parties or their representatives with respect to the Demised Premises are merged in this Lease and extinguished. Tenant acknowledges that it has not relied on any estimates, representations, or statements of opinion or fact by Landlord or its agents or employees in entering into this Lease, except as may be expressly provided in this Lease. The terms, covenants, and conditions contained in this Lease will inure to the benefit of and be binding upon Landlord and Tenant and their respective successors and assigns, except as may be otherwise expressly provided in this Lease. The obligations of the undersigned persons comprising Tenant hereunder are joint and several.

Section 11.19. Provisions Severable. If any term or provision of this Lease or the application thereof to any person or circumstance will, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected thereby and each term and provision of this Lease will be valid and be enforced to the fullest extent permitted by law.

Section 11.20. No Presumption, Captions. Although the provisions of this Lease were drafted primarily by Landlord, the parties hereto agree that such fact shall not create any presumption, construction or implication favoring the position of either Landlord or Tenant. The parties agree that any deletion of language from this Lease prior to its execution by Landlord and Tenant shall not be construed to have any particular meaning or to raise any presumption, construction or implication, including, without limitation, any implication that the parties intended thereby to state the opposite of the deleted language. Except for the captions serving as defined terms in Section 1.1 herein, the captions contained in this Lease are for convenience and reference only and will not be deemed a part of this Lease or construed as in any manner limiting or amplifying the terms and provisions of this Lease to which they refer.

Section 11.21. Exhibits. All Exhibits attached to this Lease are incorporated herein by this reference and made a part hereof.

Section 11.22. Americans with Disabilities Act. Tenant in its use, upfitting, construction and/or repair of the Demised Premises, will at all times comply with the terms and provisions of the Americans with Disabilities Act. Any such violation thereof by Tenant will be deemed an event of default hereunder and Tenant hereby fully indemnifies Landlord for any losses or costs associated therewith.

Section 11.23. Right to Lease. Landlord shall have the absolute right to lease or permit the use or occupancy of space in the Project as Landlord shall determine in its sole and absolute judgment. Tenant does not rely on the fact, nor does Landlord represent, that there shall be any specific occupants or minimum occupancy level of space in the Project at any time.

Section 11.24. Project Configuration. Tenant acknowledges that Exhibit A is for the purposes of convenience only and that Landlord reserves the right at any time to expand, reduce, remove, demolish, change, renovate or construct the Project and/or any existing or new improvements on or within the Project.

Section 11.25. Rights of Light, View or Air.   This Lease does not grant any rights to light from, or view or air over, adjacent property, and any diminution or shutting off of light, view or air by any structure that may be erected adjacent to the Building or the Project shall not affect this Lease or impose any obligation or liability upon Landlord.

Section 11.26. Claims by Brokers. Tenant warrants that all negotiations with respect to this Lease (including, without limitation, preliminary consideration of the Demised Premises, relevant economics and final Lease provisions) were accomplished without the aid, intervention or employment of any broker or finder, of any kind. Tenant shall indemnify, protect, defend and hold Landlord (and its partners, joint venturers, affiliates, shareholders and property managers, and their respective officers, directors, employees and agents) harmless from and against any and all claims arising out of or in connection with any claims made by any person claiming to be a broker or finder with regard to this Lease as a result of the activities or agreements of Tenant, including, without limitation, claims for commissions and all costs of enforcing this indemnity against Tenant. Landlord shall indemnify, protect, defend and hold Tenant (and its partners, joint venturers, affiliates, shareholders and property managers, and their respective officers, directors, employees and agents) harmless from and against any and all claims arising out of or in connection with any claims made by any person claiming to be a broker or finder with regard to this Lease as a result of the activities or agreements of Landlord, including, without limitation, claims for commissions and all costs of enforcing this indemnity against Landlord, other than such claims asserted by the Broker.

Section 11.27.  Real Estate Investment Trust. During the Term or any extension thereof, should a real estate investment trust become Landlord hereunder, all provisions of this Lease shall remain in full force and effect except as modified by this Section 11.27. If Landlord in good faith determines that its status as a real estate investment trust under the provisions of the Internal Revenue Code of 1986, as heretofore or hereafter amended, will be jeopardized because of any provision of this Lease, Landlord may request reasonable amendments to this Lease and Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such amendments do not (a) increase the monetary obligations of Tenant pursuant to this Lease or (b) in any other manner adversely affect Tenant's interest in the Premises.

Section 11.28. Sale or Mortgage by Landlord. If Landlord at any time, sells, conveys, transfers or otherwise divests itself or is divested of its interest (a "transfer") in the Demised Premises, other than a transfer for security purposes only, Landlord shall be relieved of all obligations and liabilities accruing hereunder after the effective date of said transfer, provided that any Security Deposit or other funds of Tenant then being held by Landlord are delivered to Landlord's successor (and failing such delivery, Landlord's continuing liability hereunder after the effective date of such transfer shall be limited to the amount of such money not so delivered). The obligations to be performed by Landlord hereunder shall be binding on Landlord's successors and assigns only during their respective periods of ownership.

Section 11.29. Warranty of Authority. If Tenant is a corporation or other entity, the person or persons executing this Lease on behalf of Tenant represent, covenant and warrant to Landlord as of the date Tenant executes and delivers this Lease that: (a) Tenant is a duly constituted corporation or other entity in good standing and qualified to do business in the state in which the Demised Premises are located, (b) Tenant has paid all applicable franchise and corporate taxes, (c) Tenant will file when due all forms, reports, fees and other documents necessary to comply with applicable laws, and (d) the signatories signing on behalf of Tenant have the requisite authority to bind Tenant pursuant to Tenant's bylaws or other operating agreement or a certified copy of a resolution authorizing the same by Tenant's board of directors.

Section 11.30 Financial Statements. Upon submission of this Lease to Landlord and at any time thereafter within thirty (30) days after Landlord's request therefor, Tenant shall furnish to Landlord copies of true and accurate financial statements reflecting Tenant's then current financial situation (including without limitation balance sheets, statements of profit and loss, and changes in financial condition), Tenant's most recent audited or certified annual financial statements, and Tenant's federal income tax returns pertaining to Tenant's business, and in addition shall cause to be furnished to Landlord similar financial statements and tax returns for any guarantor(s) of this Lease. Tenant agrees to deliver to any lender, prospective lender, purchaser or prospective purchaser designated by Landlord such financial statements of Tenant as may be reasonably requested by such lender or purchaser.

Section 11.31 Attorneys' Fees; Waiver of Jury Trial. In the event of any action or proceeding between Landlord and Tenant (including an action or proceeding between Landlord and the trustee or debtor in possession while Tenant is a debtor in a proceeding under any bankruptcy law) to enforce any provision of this Lease, the losing party shall pay to the prevailing party all costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, incurred in such action and in any appeal in connection therewith by such prevailing party. The "prevailing party" will be determined by the court before whom the action was brought based upon an assessment of which party's major arguments or positions taken in the suit or proceeding could fairly be said to have prevailed over the other party's major arguments or positions on major disputed issues in the court's decision. Notwithstanding the foregoing, however, Landlord shall be deemed the prevailing party in any unlawful detainer or other action or proceeding instituted by Landlord based upon any default or alleged default of Tenant hereunder if (i) judgment is entered in favor of Landlord, or (ii) prior to trial or judgment Tenant pays all or any portion of the Rent claimed by Landlord, vacates the Premises, or otherwise cures the default claimed by Landlord.

IF ANY ACTION OR PROCEEDING BETWEEN LANDLORD AND TENANT TO ENFORCE THE PROVISIONS OF THIS LEASE (INCLUDING AN ACTION OR PROCEEDING BETWEEN LANDLORD AND THE TRUSTEE OR DEBTOR IN POSSESSION WHILE TENANT IS A DEBTOR IN A PROCEEDING UNDER ANY BANKRUPTCY LAW) OR ARISING OUT OF TENANT'S USE OR OCCUPANCY OF THE PREMISES OR ANY PORTION OF THE PROJECT PROCEEDS TO TRIAL, LANDLORD AND TENANT HEREBY WAIVE

THEIR RESPECTIVE RIGHTS TO A JURY IN SUCH TRIAL. Landlord and Tenant agree that this section constitutes a written consent to waiver of trial by jury, Tenant does hereby authorize and empower Landlord to file this section and/or this Lease, as required, with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written, each acknowledging receipt of an executed counterpart hereof.

TENANT:

Catheter Precision, Inc.

By:	/s/ Missiaen Huck
Title:	COO

LANDLORD:

By:	/s/ Christopher B. Adams
Title:

EXHIBIT A

LEGAL DESCRIPTION

All that tract or parcel of land situate in Fort Mill Township No.4, County of York, State of South Carolina and being part of lands conveyed to I.MA, LTD. by a deed recorded in the Clerk of Courts Office for York County, South Carolina in Deed Book 992 at Page 213 and being part of lands shown on a map entitled "BOUNDARY  SURVEY CAROLINA COMMMERCE CENTER PARCEL A2 J,M.A. LTD,, OWNER" DATED JULY 30, 1996, AND RECORDED IN THE OFFICE OF THE CLERK OF COURT FOR YORK COUNTY IN PLAT BOOK A-171 AT PAGE  2 AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING at a point marked by an Iron Pin Monument in the common boundary between said lands of J.M.A., LTD. and lands conveyed to Fort Mill Medical Park Partnership, a South Carolina partnership and described in a deed recorded in said office of the Clerk of Court in Deed Book 995-at Page 130, said point being located N. 55-26-12 W. 114.99' feet distant from the intersection of said common boundary with the northeasterly highway boundary of S. C. Highway 160, running thence along the common boundary between said lands of Fort Mill Medical Park Partnership, on the west, and said lands of J.M.A., LTD., on the east, N. 18-29-06 E. a distance of 317.27 feet to a point, said point being 35 feet distant along said course from the northerly boundary of said lands of Fort Mill Medical Park Partnership, thence along new lines through said lands of J.M.A., LTD. the following four (4) courses:

1.) S. 71-30-54 E. a distance of 180.00 feet to a point marked by an iron pin monument; 2.) S. 18-29-06 W. a distance of 346.30 feet to a point marked by an iron pin monument; 3.) N. 34-33-48 W. a distance of 161.29 feet to a point marked by an iron pin monument; 4.) S. 55-26-12 W. a distance of 85.01 feet to the "POINT OF BEGINNING" , containing 1.21362 Acres or 52,865 Square Feet of land, more or less.

EXHIBIT B

THE PREMISES

[to be inserted]

EXHIBIT D

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS AGREEMENT, made this            day of                     20                     between                     _

                     (Tenant),(Lender), and Christopher B. Adams (Landlord).

WITNESSETH

WHEREAS, the Tenant has entered into a certain lease (the "Lease") (Date) with Landlord covering premises within a certain building described in Exhibit "A" attached hereto and incorporated herein; and

WHEREAS, Lender has agreed to make a loan secured by a Mortgage (hereinafter called "Mortgage") to the Landlord; and

WHEREAS, Itis a condition precedent to obtaining said loan that said Mortgage securing said loan be a lien or charge upon the Premises unconditionally prior and superior to the Lease and leasehold interest of Tenant; and

WHEREAS, Lender has been requested by Tenant and by Landlord to enter into a non-disturbance agreement with Tenant;

NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto mutually covenant and agree as follows:

1.The Lease and any extensions, renewals, replacements or modifications thereof, and all of the right, title and interest of the Tenant in and to said Premises are and will be subject and subordinate to the Mortgage and to all of the terms and conditions contained herein, and to any renewals, modifications, replacements consolidations and extensions thereof

2.Lender consents to the Lease and, in the event of foreclosure of said Mortgage, or in the event Lender comes into possession or acquires title to the Premises as a result of the enforcement of foreclosure of the Mortgage or the note secured thereby, or as a result of any other means, Lender agrees to recognize Tenant and further agrees that Tenant will not be disturbed in its possession of the Premises for any reason other than one which would entitle the Landlord to terminate the Lease under its terms or would cause, without any further action by such Landlord, the termination of the Lease or would entitle such Landlord to dispossess the Tenant from the Premises.

3.Tenant agrees with Lender that if the interests of Landlord in the Premises will be transferred to and owned by Lender by reason of foreclosure or other proceedings brought by it, or any other manner, or will be conveyed thereafter by it, or any other manner, or will be conveyed thereafter by Lender or will be conveyed pursuant to a foreclosure sale of the Premises (and for the purposes of this paragraph, the term "Lender" will be deemed to include any guarantee of the Lender or purchaser at foreclosure sale), Tenant will be bound to Lender under all terms, covenants and conditions of the Lease for the balance of the term thereof remaining and any extensions or renewals thereof in the Lease, with the same force and effect as if Lender were the Landlord under the Lease, and Tenant does hereby attorn to Lender as its Landlord, said attornment to be effective and self-operative without the execution of any further instruments on the part of any of the parties hereto immediately upon Lender within twenty (20) days after Lender receives title to the Premises, to execute an instrument in confirmation of the foregoing provisions, satisfactory to Lender, in which Tenant will acknowledge such attornment and will set forth the terms and conditions of its tenancy.

4.Tenant agrees with Lender that if Lender will succeed to the interest of Landlord under the Lease, Lender will not be

(a) liable for any action or omission of any prior landlord under the Lease, or (b) subject to any offsets or defenses which Tenant might have against any prior landlord, or (c) bound by any rent or additional rent which Tenant might have paid for more than the current month to any prior landlord, or (d) bound by any security deposit which Tenant may have paid to any prior landlord, unless such deposit is in an escrow fund available to Lender, or (e) bound by any amendment or modification of the Lease made without Lender's consent, or (f) bound by any provision in the Lease which obligates the Landlord to erect or complete any building or to perform any construction work or to make any improvements to the Premises. Tenant further agrees with Lender that Tenant will voluntarily subordinate the Lease to any lien or encumbrance without Lender's consent.

5.In the event that the Landlord will default in the performance or observance of any of terms, conditions, or agreements in the Lease, Tenant will give written notice of default to the Lender and the Lender will have the right (but not the obligation) to cure such default. Tenant will not take any action with respect to such default under the Lease including without limitation any action in order to terminate, rescind or avoid the Lease or to without any rental thereunder, for a period of 10 days after the receipt of such written notice thereof by the Lender with respect to any such default capable of being cured by the payment of money and for a period of 30 days after receipt of such written notice thereof by the Lender with respect to any other such default (provided, that in the case of any default which cannot be cured by the payment of money and cannot with diligence be cured within such 30- day period because of the nature of such default or because Lender requires time to obtain possession of the Premises in order to cure the default, if the Lender will proceed promptly to attempt to obtain possession of the Premises, where possession is required, and to cure the same and thereafter will prosecute the curing of such default with diligence and continuity, then the time within which such default may be cured will be extended for such period as may be necessary to complete the curing of the same with diligence and continuity).

6.This Agreement will bind and inure to the benefit of the parties hereto, their successors and assigns. As used herein the term "Tenant" will include the Tenant, it successors and assigns; the words "foreclosure" and "foreclosure sale" as used herein will be deemed to include acquisition of Landlord's estate in the Premises by voluntary deed (or assignment) in lieu of foreclosure, and the word "Lender" will include the Lender herein specifically names and any of it successors and assigns, including anyone which will have succeeded to Landlord's interest in the Premises by through or under foreclosure of the mortgage.

7.This Agreement will be the whole and only agreement between the parties hereto with regard to the subordination of the Lease and leasehold interest of Tenant to the lien or charge of the Mortgage in favor of Lender, and will supersede and cancel any prior agreements as to such, or any, subordination, including, but not limited to, those provisions, if any, contained in the Lease, which provide for the subordination of the Lease and leasehold interest of Tenant to a deed or deeds of trust or to a mortgage or mortgages to be thereafter executed, and will not be modified or amended except in writing signed by all parties hereto.

8.Tenant declares, agrees and acknowledges that: (a) It consents to and approves (i) of all provisions of the note and Mortgage in favor of Lender above referred to, and (ii) all agreements, including but not limited to any loan or escrow agreements, between Landlord and Lender for the disbursement of the proceeds of Lender's Loan; (b) Lender, in making disbursements pursuant to any such agreement, is under no obligation or duty to, nor has Lender represented that it will see to the application or use of such proceeds for purposes other than those provided for in such agreement or agreements will not defeat the subordination herein made in whole or in part; (c) It intentionally and unconditionally waives, relinquishes and subordinates the Lease and leasehold interest in favor of the lien or charge upon said land of the Mortgage above mentioned, and, in consideration of this waiver, relinquishment and subordination, specific loans and advances are being and will be made and, as part and parcel thereof, specific monetary and other obligations are being and will be entered into which would not be made or entered into but for said reliance upon this waiver, relinquishment and subordination.

9.The use of the neuter gender in this Agreement will be deemed to include any other gender, and words in the singular number will be held to include the plural, when the sense requires.

IN WITNESS WHEREOF the parties hereto have place their hands and seals the day and year first above written.

LANDLORD:

By:	(SEAL)

LENDER:

By:	(SEAL)

TENANT:

By:	(SEAL)

EXHIBIT E ESTOPPEL CERTIFICATE

This Estoppel   Certificate ("Certificate") is executed by, a                      under the laws of                     , with a principal place of business at ("Tenant") for the benefit of                     .

I.	RECITALS

1.Tenant has entered into a certain lease with Tom Short Partners, LLC ("Landlord") dated                     _

                     , 20                     (the "Lease") relating to certain premises within The Fountains (the "Project" ).

2.Landlord   presently   owns   title   to   the   land   and   improvements   that   constitute   the   Project. contemplates acquiring the fee simple title to the land upon which the Project is located and leasing such land back to Landlord.

3.As a condition to the foregoing transaction,                     has required that this Certificate from each of the tenants of the Project be obtained.

II. CERTIFICATIONS

Tenant hereby certifies that:

a.The lease is now in full force and effect and there have been no amendments thereto except amendments and supplemental agreements as indicated on Schedule A. The commencement date, expiration date, rental terms and rights of extension or renewal for the Lease and all security deposits held by the Landlord under the Lease are as indicated on Schedule A.

b.The Tenant has no defenses, offsets, or counter-claims against Tenant obligations to perform Tenant's obligations under the Lease.

c.There are no defaults of Landlord under the Lease or any existing conditions that upon the giving of notice or the lapse of time would constitute a default under the Lease.

d.There are no defaults of Tenant under the Lease or any existing conditions that upon the giving of notice or the lapse of time would constitute a default under the Lease.

e.All tenant improvements to be constructed by Landlord under the terms of the Lease have been satisfactorily completed.

f.Tenant is in possession of the premises demised under the lease and has accepted such premises.

g.All base rent, escalation rent, percentage rent, and rent payable by reason of taxes or operating expenses under the Lease has been paid to Landlord through the dates indicated on Schedule A and no additional rent is presently due under the Lease except as indicated on Schedule A.

This Certificate is delivered to Landlord and to                     and may be relied upon by Landlord and                     its successors and assigns, as holder of the mortgage covering the leased premises.

Dated this                     day of                     20__

By:

Its:
(title, hereto duly authorized)